Exhibit 96.1

TECHNICAL REPORT SUMMARY BROOK MINE CRITICAL MINERAL INITIAL ASSESSMENT PREPARED FOR RAMACO RESOURCES, INC. SEPTEMBER 2025 PROJECT NO. 6441 WEIR Weir International, Inc. Mining, Geology and Energy Consultants

September 17, 2025 Page i Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Notice Weir International, Inc . (WEIR) was retained by Ramaco Resources, Inc . (Ramaco, NASDAQ : METC) to prepare a Technical Report Summary (TRS) related to Ramaco’s Brook Mine located near Sheridan, Wyoming . This report provides an Initial Assessment of Ramaco’s critical mineral deposit located within its Brook Mine Resource Area . This TRS has been prepared in accordance with the United States Securities and Exchange Commission (SEC), Regulation S - K 1300 for Mining Property Disclosure (S - K 1300 ) and 17 Code of Federal Regulations (CFR) † 229 . 601 (b)(96)(iii)(B) reporting requirements . This report was prepared for the sole use of Ramaco, and its affiliates, and is effective as of June 30 , 2025 . WEIR previously prepared TRSs for the Brook Mine which were issued in May 2023 (May 2023 Report), March 2024 (March 2024 Report), and March 2025 (March 2025 Report) in which WEIR provided statements of Ramaco’s Rare Earth Element (REE) Exploration Target as of April 30 , 2023 , March 21 , 2024 , and March 31 , 2025 , respectively . This report was prepared by WEIR personnel who meet the SEC’s definition of Qualified Persons (QPs), with sufficient experience in the relevant type of mineralization and deposit under consideration in this report . In preparing this report, WEIR relied upon data, written reports and statements provided by Ramaco . WEIR has taken all appropriate steps, in its professional opinion, to ensure the information provided by Ramaco is reasonable and reliable for use in this report . The technical information presented herein is prepared in accordance with the disclosure requirements of Regulation S - K 1300 . It is not intended to be, and does not constitute, a valuation of the mineral property or the company’s securities . Investors are cautioned not to place undue reliance on this information . The accuracy of estimates included in reports such as this are, in part, a function of the quality and quantity of available data at the time this report was prepared . Estimates presented herein are considered reasonable, however, the estimates should be accepted with the understanding that with additional data and analysis subsequent to the date of this report, the estimates may necessitate revision, which may be material . Certain information to be set forth in this report may contain “forward - looking information” . These statements are not guarantees of future performance and undue reliance should not be placed on these estimates . The assumptions used to develop forward - looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report . WEIR and its personnel are not affiliates of Ramaco or any other entity with ownership, royalty or other interest in the subject property of this report . Qualified Person: /s/ Weir International, Inc. Date: September 17, 2025 Address: Weir International, Inc. 1431 Opus Place, Suite 210 Downers Grove, Illinois 60515

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

TABLE OF CONTENTS

		Page
1.0	**EXECUTIVE SUMMARY**	**1**
1.1	Property Description	2
1.2	Geological Setting and Mineralization	5
1.3	Exploration	7
1.4	Development and Operations	9
1.5	Mineral Resource Estimate	10
1.6	Economic Evaluation	12
1.7	Environmental Studies and Permitting Requirements	13
1.8	Conclusions and Recommendations	14
2.0	**INTRODUCTION**	**16**
2.1	Registrant	16
2.2	Terms of Reference and Purpose	16
2.3	Sources of Information and Data	17
2.4	Details of the Personal Inspection of the Property	18
2.5	Previous Technical Report Summary	18
3.0	**PROPERTY DESCRIPTION**	**19**
3.1	Property Location	19
3.2	Property Area	19
3.3	Surface Control	20
3.4	Mineral Control	21
3.5	Significant Property Encumbrances and Permit Status	22
3.6	Significant Property Factors and Risks	22
3.7	Royalty Interest	22
4.0	**ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY**	**23**
4.1	Topography, Elevation, and Vegetation	23
4.2	Property Access	23
4.3	Climate and Operating Season	23
4.4	Infrastructure	24
4.4.1	Water Supply	24
4.4.2	Electrical Power	24
4.4.3	Personnel	24
4.4.4	Procurement	24
5.0	**HISTORY**	**25**
5.1	Previous Operations	25
5.2	Previous Exploration and Development	26
6.0	**GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT**	**27**
6.1	Regional, Local, and Property Geology	27
6.1.1	Regional Geology	27
6.1.2	Local Geology	28
6.1.3	Property Geology	28
6.2	Mineral Deposit Type	28
6.2.1	CMO Resources	28
6.2.2	Coal Resources	29

September 17, 2025 Page ii

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 3. Geological Modeling 1. Stratigraphic Model 2. Block Model 3. Coal Quality Model 4. Stratigraphic Column and Cross Sections 1. EXPLORATION 2. Non - Drilling Exploration 3. Drilling 1. General Methodology 2. Drilling Programs Summary 3. Planned Drilling 3. Hydrogeological Data 1. Surface Water 2. Ground Water 4. Geotechnical Data 5. Drilling Results 1. CMO Commodities 2. Coal Commodities 6. Uncertainty in Resource Estimates 7. Additional Commodities or Mineral Equivalent 8. Conclusions 1. SAMPLE PREPARATION, ANALYSES, AND SECURITY 2. Sample Preparation Methods, Analysis, and Quality Control 3. Laboratory Sample Preparation, Assaying, and Analytical Procedures 4. Quality Control Procedures and Quality Assurance 5. Sample Preparation, Security, and Analytical Procedures Adequacy 6. DATA VERIFICATION 7. Data Verification Procedures 8. Data Verification Limitations 9. Adequacy of Data 10. MINERAL PROCESSING AND METALLURGICAL TESTING 11. Mineral Processing, Testing, and Analytical Procedures 12. Mineralization Sample Representation 13. Analytical Laboratories 14. Relevant Results and Processing Factors 15. Data Adequacy 16. MINERAL RESOURCE ESTIMATES 17. Key Assumptions, Parameters, and Methods September 17, 2025 Page iii 30 30 31 31 32 36 36 36 36 38 41 42 42 43 43 44 44 47 49 50 51 52 52 52 54 54 55 55 56 56 58 58 58 58 58 59 60 60 60 63 63 65 65 67 68 68 70 11.1.1 CMO Commodity Specifics 11.1.2 Coal Commodities Specifics 2. Estimates of Mineral Resources 3. Technical and Economic Factors for Determining Prospects of Feasible Extraction 4. Mineral Resource Classification 5. Uncertainty in Estimates of Mineral Resources 6. Additional Commodities or Mineral Equivalents 7. Risk and Modifying Factors 12.0 MINERAL RESERVE ESTIMATES

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. MINING METHODS 2. Geotechnical and Hydrological Models September 17, 2025 Page iv 71 71 71 71 71 72 72 72 72 73 73 73 74 74 74 76 76 78 79 80 80 80 80 80 81 81 81 83 13.1.1 Geotechnical Model 2. Hydrogeological Model 3. Other Mine Design and Planning Parameters 13.2 Production Mine Life, Dimensions, Recovery, and Dilution 13.2.1 Production Rates 13.2.2 Expected Mine Life 13.2.3 Mining Recovery and Dilution 13.3 Development and Reclamation Requirements 1. Surface Development Requirements 2. Reclamation Requirements 13.4 Mining Equipment and Personnel 1. Mining Equipment 2. Staffing 1. PROCESSING AND RECOVERY METHODS 2. Material Handling Process and Flowsheet 3. Material Handling System Design, Equipment, and Specifications 4. Energy, Water, Process Materials, and Personnel Requirements 5. INFRASTRUCTURE 6. Roads 7. Rail 8. Power 9. Water 10. Pipelines 11. Port Facilities, Dams, and Refuse Disposal 12. Map of Infrastructure 16. MARKET STUDIES 17. ENVIRONMENTAL STUDIES, PERMITTING, AND LOCAL INDIVIDUALS OR GROUPS AGREEMENTS 85 85 87 89 89 90 90 91 91 92 92 93 93 94 94 95 96 97 1. Environmental Studies 2. Refuse Disposal and Water Management 3. Bonding and ARO 4. Local Stakeholders 5. Mine Closure Plans 6. Environmental Compliance, Permitting, and Local Individuals or Groups Issues 7. CAPITAL AND OPERATING COSTS 8. Capital Expenditures 9. Operating Costs 10. Cost Risk Estimation 11. ECONOMIC ANALYSIS 12. Assumptions, Parameters, and Methods 13. Economic Analysis 14. Cautionary Statement 20. ADJACENT PROPERTIES 21. OTHER RELEVANT DATA AND INFORMATION 22. INTERPRETATIONS AND CONCLUSIONS

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

22.1 Summary of Interpretations and Conclusions 97
22.2 Significant Risks and Uncertainties 97
23.0 RECOMMENDATIONS 99
24.0 REFERENCES 100
25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT 101

FIGURES

Figure 1.1-1 General Location Map 4
Figure 1.2-1 Average and Maximum CMO Concentration by Major Lithology Group, Ash-Basis 6
Figure 1.2-2 Estimated CMO Grade Distribution, Ash-Basis 6
Figure 6.4-1 Brook Mine Stratigraphic Column 33
Figure 6.4-2 Typical Stratigraphic Cross Sections 34
Figure 6.4-3 Block Model Cross Sections with Average CMO Concentrations 35
Figure 7.2-1 Comparative Analysis of Promisivity 39
Figure 7.2-2 Drill hole Locations 41
Figure 7.5-1 Estimated CMO Grade Distribution, Ash-Basis 45
Figure 7.5-2 Estimated CMO Tonnage by Zone, Ash-Basis 45
Figure 7.5-3 Estimated CMO Distribution by Oxide 46
Figure 7.5-4 Estimated CMO Distribution by Lithology Type 46
Figure 13.5-1 Mine Plan Area 75
Figure 14.1-1 Block Flow Diagram 78
Figure 15.7-1 Infrastructure Map 82

September 17, 2025 Page v

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

TABLES

Table 1.4-1	Brook Mine Drilling Programs	8
Table 1.5-1	Rare Earth Elements and Other Critical Minerals	10
Table 1.5-2	In-Situ Coal Resource Tonnage, as of June 30, 2025	11
Table 1.5-3	In-Situ CMO Resource Tonnage and Grade Estimate, as of June 30, 2025	11
Table 1.6-1	Economic Analysis	12
Table 2.2-1	Rare Earth Elements and Other Critical Minerals	17
Table 6.3-1	Stratigraphic Model Interpolators	31
Table 7.2-1	Brook Mine Drilling Programs	38
Table 7.5-1	CMO Distribution by Lithology Group	47
Table 7.5-2	Drill Hole Coal Statistics	48
Table 7.5-3	Drill hole Coal Quality Summary	49
Table 8.2-1	ICP-MS Testing Laboratories	52
Table 8.2-2	ICP-MS Assay Minimum Limits of Detection	53
Table 11.1-1	Element to Oxide Density Conversions	61
Table 11.1-2	Rare Earth Elements and Other Critical Minerals	62
Table 11.2-1	In-Situ CMO Resource Tonnage and Quality Estimate,	63
as of June 30, 2025		63
Table 11.2-2	In-Place Coal Resource Tonnage and Quality Estimate,	64
	as of June 30, 2025	64
Table 13.4-1	Brook Mine Equipment List	74
Table 13.4-2	Brook Mine Staffing	74
Table 16.0-1	Product Pricing	83
Table 18.1-1	Initial Capital Cost Estimate Summary	91
Table 18.1-2	Typical Annual Operating Costs	92
Table 19.2-1	Economic Analysis	94
Table 22.2-1	Brook Mine Risk Assessment Summary	98
Table 25.0-1	Information Relied Upon from Registrant	101

APPENDIX

Appendix A Drill Hole Database
Appendix B Geological Cross Sections

September 17, 2025 Page vi

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. EXECUTIVE SUMMARY WEIR International, Inc . (WEIR) was retained by Ramaco Resources, Inc . (Ramaco) to prepare a Technical Report Summary (TRS), as of June 30 , 2025 , related to Ramaco’s Brook Mine located near Sheridan, Wyoming . This report has been prepared in accordance with the United States Securities and Exchange Commission (SEC), Regulation S - K 1300 for Mining Property Disclosure (S - K 1300 ) and 17 Code of Federal Regulations (CFR) † 229 . 601 (b)(96)(iii)(B) reporting requirements . WEIR previously prepared TRSs for Ramaco that were issued in May 2023 (May 2023 Report), March 2024 (March 2024 Report), and March 2025 (March 2025 Report), in which WEIR provided a statement of Ramaco’s Exploration Target as of April 30 , 2023 , March 21 , 2024 , and March 31 , 2025 , respectively . Since the issuance of the March 2025 Report, significant findings have been made by Fluor Corporation (Fluor) regarding mineral recovery and extraction methodology . Additionally, since the last TRS update, Ramaco has completed five additional in - fill drill holes and a significant number of new Inductively Coupled Plasma - Mass Spectrometry (ICP - MS) analyses over selected portions of Brook Mine’s permit area . Other key developments that have occurred since the last TRS update are detailed in the sections below, and summarized as follows : • Critical Mineral Oxides (CMOs), as referred to in this study, include Total Rare Earth Oxides (TREO) + Gallium Oxide (GaO) + Germanium Oxide (GeO) + Scandium Oxide (ScO) . • As a result of significant price increases for Scandium, Ramaco has resumed the inclusion of analyses for this mineral in its ICP - MS testing schema . Limited analyses for Scandium had previously been performed but were discontinued due to relatively low concentrations encountered and a relatively low sales price at the time . The newly reported mineral, ScO, provides an additional 108 thousand short tons of CMO . • Ramaco has increased its quantity of drill hole data and associated analyses which have : » Provided better understanding of locations of elevated CMO concentration occurrence both spatially and geologically. » Led to improved protocols for both CMO sample selection and analysis. » Provided higher confidence in CMO levels and potential quantities. September 17, 2025 Page 1

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. » Shown increased CMO concentrations and potential quantities . • Coal is now included as a mineral resource within the Brook Mine . Coal tonnages have not been reported in prior TRSs . • On July 7 , 2025 , Fluor issued the Brook Mine Rare Earth Project Preliminary Economic Assessment (PEA), which details a conceptual process flowsheet design based on preceding metallurgical test work . The PEA provides the foundation for establishing economic viability of the mining project . Unless otherwise noted, all units in this report are Imperial and CMO grades are on an ash - basis . 1 1 . 1 Property Description Ramaco’s Brook Mine is located within Ramaco’s mineral holdings located approximately seven miles north of Sheridan, Wyoming in Sheridan County . Resource estimation within this study focuses on the areas of the mine within the lateral extents of the existing Brook Mine coal mining permit (Resource Area) . The Brook Mine is situated in the Sheridan Coal Field in the northwestern portion of the Powder River Basin (PRB) coal producing region of the of the United States (see Figure 1 . 1 - 1 ) . The United States Geological Survey (USGS) 7 . 5 - minute quadrangle maps are Acme, Hultz Draw, Monarch, and Sheridan . The Brook Mine consists of approximately 15 , 800 acres of Ramaco owned and leased surface and mineral holdings located in Sheridan County, Wyoming . Ramaco acquired the Brook Mine in 2011 from the Sheridan - Wyoming Coal Company (SWCC) . When Ramaco began development of the Brook Mine in 2012 , Ramaco originally permitted approximately 4 , 500 acres that it regarded as the optimal area for a new surface coal mine . As Ramaco began further core drilling exploration in 2021 and 2022 relative to CMO exploration, Ramaco continued to drill in areas within the original permit boundary in order to leverage the existing drilling core available for sampling . 1 Whole - rock concentration reporting expresses the chemical composition of the entire rock sample, including both mineral and ash - forming components . Ash - basis concentration reporting recalculates the composition to reflect only the inorganic, non - combustible residue after ignition, removing the diluting effect of organic matter and volatiles . September 17, 2025 Page 2

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. As such, the Brook Mine Resource Area is currently limited to CMO and coal resources within the aerial extent of the current permit boundary . Vertically, the current mining permit includes the Monarch, and Carney seams . The current mining permit does not include the Masters Seam, or seams below it . However, given the existing exploration data in the Masters Seam and lower seams, the Resource Area in this report includes coal and CMOs at those elevations, regardless of their inclusion in the existing mining permit . The Burlington Northern Railroad and Interstate 90 are located along the southern boundary of the Brook Mine’s permit area . September 17, 2025 Page 3

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Figure 1.1 - 1 General Location Map September 17, 2025 Page 4

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1 . 2 Geological Setting and Mineralization The regional geology of this area is characterized by a sequence of sedimentary rocks that formed during the Late Cretaceous to early Paleocene Period . The stratigraphic sequence consists of interbedded sandstones, mudstones, and coal seams that were deposited in fluvial, deltaic, and lacustrine environments . The primary coal seams that are associated with CMOs in the Brook Mine, in descending stratigraphic order, are the Dietz 1 , Dietz 2 , Dietz 3 , Monarch, Upper Carney, Lower Carney, and Masters . There are also seven unnamed minor coal seams lying below the Masters Seam . The CMOs are understood to have been incorporated into the coal during its formation and are found in association with clay minerals and organic matter in the coal seams . The interburden, specifically the strata directly above and below the coal seams, also contain elevated levels of CMOs, primarily in clays, carbonaceous clays, shales, and siltstones The U . S . Department of Energy, National Energy Technology Laboratory (NETL) has suggested that formationally, CMOs may have migrated upwards from depth . Specifically, as heated fluids circulated and migrated upwards through faults and fractures, the heated fluids interacted with the surrounding rock layers, leaching out CMOs from primary CMO minerals . The higher temperatures of these fluids could have facilitated the dissolution and transport of CMOs, allowing the CMOs to mobilize over considerable distances . Upon encountering geochemical barriers such as the transition from coal to clay, or shifts in pH and temperature, these fluids may have undergone changes that promoted the precipitation and concentration of CMOs at these transition boundaries . Figure 1 . 2 - 1 describes the average ash - basis CMO concentration for each major lithology (all rock types including coal), as well as the single point maximum . Coal has the highest average and single point maximum concentration of all lithologies on an ash - basis . September 17, 2025 Page 5

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Figure 1.2 - 1 Average and Maximum CMO Concentration by Major Lithology Group, Ash - Basis It is estimated that on an ash - basis, approximately 95 . 4 percent of the deposit exceeds 300 ppm CMO concentration, with an average CMO concentration of 498 ppm, as can be seen in Figure 1 . 2 - 2 : Figure 1.2 - 2 Estimated CMO Grade Distribution, Ash - Basis 430 888 451 415 388 406 579 395 838 7589 7358 6516 4398 4358 4273 4212 3857 2267 1146 372 2000 808 0 4000 6000 8000 PPM Avg CMO PPM Max CMO PPM Deposit Avg CMO PPM 16000 14909 14000 12000 10000 2.7% September 17, 2025 Page 6 1.3% 3.5% 14.2% 23.4% 50.3% 4.5% 0.1% 100.0% 90.0% 80.0% 70.0% 60.0% 50.0% 40.0% 30.0% 20.0% 10.0% 0.0% >2000 1000 - 2000 750 - 1000 500 - 750 400 - 500 300 - 400 200 - 300 Approximate Grade (CMO PPMs) <200 % of Tonnage

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 3. Exploration Drilling has served as the primary form of exploration within the Brook Mine . As part of the CMO exploration project startup in 2019 , Ramaco provided drill cores from the Brook Mine for a battery of qualitative and quantitative analyses conducted by the NETL . Analysis conducted by the NETL included the following : • High resolution photographic analysis • Analysis of stratigraphic logs from existing coring • Lithologic description and analysis • Elemental analyses, including: » REE, trace and major element analysis » Thermogravimetric analysis » Bulk X - Ray Diffraction/X - Ray Fluorescence analysis » Inductively Coupled Plasma Mass Spectrometry • Microscopy and Microanalysis by: » Imaging (small and large area) » Elemental analysis » Phase Identification The results of the NETL analysis were summarized in October 2020 , which indicated high REE concentrations . This in turn initiated three subsequent exploration programs that Ramaco has since completed . Drilling was completed for the 100 - hole program in July 2023 . Since the March 2025 Report, an additional seven drill holes targeting CMOs have been drilled . Additionally, ICP - MS analyses for the cores from these drill holes were completed by SGS North America, Inc . (SGS) in January 2025 . A total of 128 holes sampled by Ramaco, specifically for CMO exploration purposes, have served to define the resource tonnage in the Resource Area . The drilling database also includes 476 coal exploration holes drilled by previous property owners and Ramaco . A geological model was built using 615 of the available exploration drill holes to define structure in a stratigraphic model . A block model was then built based upon this stratigraphic model to analyze the CMO concentrations within the different lithologies . September 17, 2025 Page 7

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Based upon the independent analyses performed by SGS and other third parties, including the NETL, estimated CMO grade may increase at depths beyond the approximate 200-foot average hole depths that had previously been completed. To investigate this estimated increase in CMO grade, Ramaco initiated a deep hole drilling program which included three new holes. Two of the holes exceeded 800 feet in depth and were analyzed using ICP-MS along the full hole depth. One of the drill holes, 578513-SE-6DC, was not completed to its planned depth. Additionally, ICP-MS results have not yet been completed for this hole.

In addition to detailed geological logging, drill core obtained by Ramaco was analyzed using both portable X-Ray Fluorescence (pXRF) and ICP-MS laboratory methods.

A summary of the drilling data available to date for the Brook Mine is provided in Table 1.4-1 below:

Table 1.4-1 Brook Mine Drilling Programs

					Base Data				Quality Analysis					
	Drill Holes		Hole Type		Drill Hole	Geophysical	Downhole Deviation	Geologist's	XRF Analysis[(1)]			ICP Analysis[(2)]		
Exploration Program	Count	Drill Depth (Ft)	Rotary	Core	Header	Logs	Log	Log	Holes	Samples	Feet	Holes	Samples	Feet
Bighorn Coal Drilling	417	81,083	336	81	417	318	-	417	-	-	-	-	-	-
Ramaco Coal Drilling	59	11,306	-	59	36	28	-	8	-	-	-	-	-	-
2019 Drilling	6	1,132	-	6	6	-	-	6	6	125	74	6	115	74
2021-2022 Drilling	14	1,937	-	14	14	14	-	14	14	2,196	549	14	421	270
2022-2025 Drilling	107	22,133	-	107	107	5	-	105	97	26,173	6,661	97	3,465	2,015
2023-2024 Bulk Samples	9	900		9	9	9		9	9	723	186	9	734	192
2023-2024 Deep Drilling	3	2,030	-	3	3	3	-	3	2	1,584	404	2	1,168	791
Total	615	120,521	336	279	592	377		562	128	30,801	7,874	128	5,903	3,342

(1) As of Dec-31-2024
(2) As of Jan-31-2025

As pXRF devices do not provide measurements for all CMO concentrations as accurately as ICP-MS, pXRF analyses are not incorporated into the quantitative analysis of this report. Aside from the exclusion of these pXRF scanning results, no data collected as a result of known exploration programs has been omitted from the input, analysis, or results reported in this TRS.

All 615 drill holes identified in Table 1.4-1 were used to develop a comprehensive geologic structural model. This geologic structural model was in turn used to define the resources using the 5,903 ICP-MS assays from 128 drill holes. These ICP-MS quality data points provide sufficient coverage of the property to allow for the estimation of in-place CMO tonnage and grade. In addition to ICP-MS analyses performed for the bulk-sampling and deep core holes, a large amount of core from the 2023 100-hole program that was previously unsampled was sampled and analyzed.

September 17, 2025 Page 8

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. It is WEIR’s opinion that the adequacy of sample preparation, security, and analytical procedures for sampling the holes drilled by Ramaco, after acquiring the property, are representative of typical industry standards . The adequacy of sample preparation, security, and analytical procedures are generally unknown for the coal exploration holes that were drilled prior to Ramaco acquiring the property . However, the geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling, and WEIR supports the use of these drill holes to initially define the structure of the deposit . The holes that were drilled prior to Ramaco acquiring the property targeted solely coal, however, these holes are valuable, providing insight into lithology and geological structure in general . 4. Development and Operations Ramaco anticipates that it will continue exploration drilling within the current Brook Mine Resource Area, and other areas outside of the current permit boundary . Additional exploration plans have yet to be determined and are pending, contingent on analysis of existing data . Ramaco is pursuing pilot production and commercialization at its Brook Mine which entails several critical steps as follows : 1) Extraction testing through sequential extraction methodologies, to further understand the mineralogical associations of CMOs within the ore and identify optimal leaching methods . Additionally, Ramaco is in the process of exploring optimal impurity removal steps . This approach will provide valuable insights into the complex geological composition of the coal zones, aiding in the optimization of processing strategies for enhanced efficiency and cost - effectiveness . This flowsheet development work was conducted by SGS Lakefield and is ongoing at Hazen Research, Inc . (Hazen) in Colorado . 2) Collaboration with strategic university, governmental and other research institutions to explore unconventional processing techniques . Additionally, Ramaco has engaged Hatch Ltd . to oversee test work, pilot plant design, and process optimization . 3) Continued core logging and mineralogical analysis to understand geological variables driving ore concentrations . September 17, 2025 Page 9

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.
WEIR

4) Physical concentration testing to inform the design of the process flowsheet for pilot processing, which is also being conducted with Hazen.

5) Preparation of a techno-economic model by Fluor to guide decision-making processes which incorporates economic and operational factors such as operational expenses, capital expenditures, geological attributes, processing parameters, scale, grade, and market pricing to determine cutoff grades. Ramaco's resulting model will also be used to conduct economic and financial simulations, and to identify key variables impacting Net Present Value (NPV).

1.5 Mineral Resource Estimate

The CMOs and relative categorizations, as defined for purposes of this TRS, are summarized in Table 1.5-1 as follows:

Table 1.5-1 Rare Earth Elements and Other Critical Minerals

Symbol	Element	Atomic Number	Heavy/ Light	Primary Magnetic	Secondary Magnetic	Critical Mineral [1]	Critical REE[2]
Sc	Scandium	21	-	-	-	Yes	N/A
Ga	Gallium	31	-	-	-	Yes	N/A
Ge	Germanium	32	-	-	-	Yes	N/A
Y	Yttrium	39	-	-	-	Yes	Yes[4]
La	Lanthanum	57	Light	-	-	Yes	No
Ce	Cerium	58	Light	-	-	Yes	Excess
Pr	Praseodymium	59	Light	Yes	-	Yes	No
Nd	Neodymium	60	Light	Yes	-	Yes	Yes
Pm[3]	Promethium	61	-	-	-	-	No
Sm	Samarium	62	Light	-	Yes	Yes	No
Eu	Europium	63	-	-	-	Yes	Yes
Gd	Gadolinium	64	-	-	Yes	Yes	No
Tb	Terbium	65	-	Yes	-	Yes	Yes
Dy	Dysprosium	66	-	Yes	-	Yes	Yes
Ho	Holmium	67	Heavy	-	Yes	Yes	Excess
Er	Erbium	68	Heavy	-	-	Yes	Yes
Tm	Thulium	69	Heavy	-	-	Yes	Excess
Yb	Ytterbium	70	Heavy	-	-	Yes	Excess
Lu	Lutetium	71	Heavy	-	-	Yes	Excess

(1) U.S. Geological Survey
(2) Ekmann, 2012, Reid, 2018
(3) Promethium is not found in nature on earth
(4) Yttrium is not a Lanthanoid, but is commonly included as one.

Resource tonnage for both coal and CMOs is reported as in-place short tons. Coal tons were not included in the resource target estimates for previous TRS versions since the project was not at a mature enough stage. As the economic mineability of the coal resource is related to the broader economic mineability of CMOs, all coal resources are assumed to be of inferred

September 17, 2025 Page 10

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. classification in this study. In this TRS, coal resource tonnages were estimated, as shown in Table 1.5 - 2 below, as of June 30, 2025. Table 1.5 - 2 Property Type Area (Ac) Own Lease Total Permit Area 4,541 Percentage 138,372 82% 31,333 18% 169,705 100% In - Situ Coal Resource Tonnage, as of June 30, 2025 In - Situ Coal Tons (000) The CMO resources, as of June 30, 2025, are reported as in - place resources. CMO resources are summarized in Table 1.5 - 3 below: Table 1.5 - 3 In - Situ CMO Resource Tonnage and Grade Estimate, as of June 30, 2025 >2000 37.9 11.8 Total Inferred 1,391.6 5.3 Average Zone CMO Tons CMO PPM Thickness (Ft) (000) Range Ore Class Inferred 4.3 1.1 <200 6.8 63.0 200 - 300 4.9 700.4 300 - 400 6.0 325.1 400 - 500 4.5 197.5 500 - 750 8.7 49.0 750 - 1000 5.8 17.7 1000 - 2000 Notes: • Mineral Resources reported are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves . There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves in the future . • Coal and CMO resources are considered collectively in the evaluation of economic mineability, such that while coal may not be economically mineable independently of CMOs, its revenue will offset costs associated with CMO production . • Coal Resources assume a run - of - mine thermal coal product realizing a sales price of $ 12 . 00 per short ton FO B mine . • CMO Resources assume typical CMO product realizing a basket sales price of $ 335 , 189 per metric tonne FOB Plant with an average cost (including coal mining) of $ 230 , 414 per metric tonne . September 17, 2025 Page 11

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. • Resources presented here include Inferred tonnage which comprise 100 percent of the total Resource estimate. • No CMO cut - off grade was applied. • Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding. 1 . 6 Economic Evaluation Using the metallurgical test work completed to date, Fluor prepared a conceptual process flowsheet and mass balance . Using that process flowsheet as a foundation, Fluor then leveraged its in - house data to estimate equipment costs and benchmark key inputs for both capital and operating expenses . These estimates were utilized by Fluor in the development of a financial model with additional inputs from Ramaco relative to mining costs and mining equipment capital . WEIR leveraged the Fluor PEA to provide support for the reasonable prospects for economic extraction associated with the Brook Mine Inferred Resource . The prospects for economic mineability of the Brook Mine are supported by the preliminary estimation of positive margin generated on each tonne of ore processed, as summarized in Table 1 . 6 - 1 as follows : Table 1.6 - 1 Economic Analysis US$000 $/tCMO $/t Feed 377,554 335,189 142.83 The analysis shows a positive unit margin of $ 133 , 219 per metric tonne of CMO . This demonstrates that for every tonne of ore mined and processed, the project is projected to generate revenue that exceeds its direct operating costs . This positive margin indicates that the project has a reasonable prospect of being economically viable and justifies the continuation REVENUE CMO Oxides Coal Total Revenue 32,040 28,445 12.12 409,594 363,634 154.95 COST US$000 $/tCMO $/t Feed 13.50 31,692 35,698 Mining Cost 69.80 163,812 184,516 Processing Cost 1.44 3,374 3,800 G&A 3.97 9,313 10,490 Residue Handling Production Taxes/Other Total Cost 25,033 22,224 9.47 259,537 230,414 98.18 150,057 133,219 56.77 EBITDA September 17, 2025 Page 12

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. of exploration to better understand mineral tonnage and grade, and technical studies to advance the project to a higher confidence level economic analysis . 1 . 7 Environmental Studies and Permitting Requirements The Brook Mine will operate under Permit No . 841 - T 1 , issued by the Wyoming Department of Environmental Quality's Land Quality Division on July 7 , 2020 , and renewed on July 9 , 2025 , covering 4 , 541 acres for surface mining in Sheridan County, Wyoming . Wyoming Pollutant Discharge Elimination System (WPDES) permit No . WYR 001608 allows discharge of stormwaters from the permit area . Additionally, an Air Quality Permit (P 0025939 ) was granted by the Wyoming Department of Environmental, Air Quality Division on July 20 , 2020 for the Brook Mine . No citations have been issued for Permit No . 841 - T 1 , indicating effective environmental compliance . As part of the permitting process, Ramaco conducted extensive baseline environmental studies, including a groundwater inventory and baseline quality assessment through door - to - door surveys, and surface water baseline quality, quantity, and runoff analyses . These studies concluded that the mining operations are not likely to contaminate, diminish, or interrupt significant ground or surface water resources, provided that approved drainage control and revegetation plans are followed . The project also has detailed plans for water management . While there is no coal refuse disposal needed, tailings ponds are anticipated for CMO processing, with designs currently in progress . Surface water monitoring is conducted bi - monthly, analyzing parameters such as flow, pH, and various solids and metal concentrations, to ensure no contamination of water systems . Surface water management involves structures such as sediment ditches, ponds, and containment for contact water . The mine closure plans dictate that areas will be reclaimed to approximate original contour, with regrading, backfilling, and revegetation commencing within 180 days of mining completion . The primary and post - mining land use is grazing, and the company maintains a Wyoming DEQ required bond of $ 1 . 5 million, which is evaluated annually by the Wyoming DEQ and is considered adequate for reclamation liabilities at this early stage of the project . Ramaco also fosters positive relationships with local stakeholders, employing 10 personnel currently with a projection of 200 personnel at peak employment, and prioritizing local hiring . September 17, 2025 Page 13

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 8. Conclusions and Recommendations Since 2019 , Ramaco has been exploring the potential of a CMO deposit within its Brook Mine . Each successive exploration program has added continued definition of the deposit . The current definition of the minerals in - place and the completion of a technical and economic assessment of CMO extraction support the preparation of an Initial Assessment regarding the Brook Mine . • The current estimate of the Brook Mine Resource Area in - place CMO tonnage is 1,392 thousand short tons, with a grade that averages 498 ppm (ash - basis). • The Primary Magnetic REEs (PMREEs) and Secondary Magnetic REEs (SMREEs) are estimated to represent 19 . 6 and 5 . 4 percent of the total CMOs, respectively . • While CMOs exist in both the coal and interburden zones modeled, greater CMO tonnage is found within the interburdens, with approximately 60 percent of the estimated CMO tonnage located within clays, carbonaceous units, and siltstone formations . • Results from the deep core hole drilling program did not reveal any substantial high grade ore zones at depth . The levels of critical minerals below the Lower 7 Seam were generally lower than those above the Lower 7 Seam . • The PEA completed by Fluor supports the technical and economic viability of the project . Ramaco’s sample collection, preparation, security, and testing protocols are well documented and suffice to provide consistent, reliable, and verifiable data . These protocols are planned to be maintained throughout any subsequent extensions of the current exploration program . With any mineral mining project, there are risks and uncertainties associated with mineral tonnage and grade estimates . Reflective of the preliminary nature of this geological study and the low confidence associated with Inferred Resources, recommendations for further analysis and study are detailed as follows : • Continued focus on seam and lithology correlation and structural definition • Continued effort to identify and map the effects of faulting throughout the deposit • Increased ICP - MS sampling at depths of the deposit below the Masters Seam where sampling is most sparce • Continued definition of the implied lateral continuity through additional sampling and drilling as well as geostatistical evaluation • Geotechnical evaluation of surface mining feasibility at significant depths September 17, 2025 Page 14

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. • Evaluation of the use of alternate mining methods at significant depths and associated economics • Evaluate processing recovery and costs at potentially lower average grades of ore Regardless of the care taken in defining this deposit, tonnage estimates reported throughout this TRS are not Mineral Reserves and do not meet the threshold for reserve modifying factors that would allow for conversion to Mineral Reserves . There is no certainty that any part of the Resource estimates will be converted into Reserves . September 17, 2025 Page 15

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. INTRODUCTION 2. Registrant WEIR was retained by Ramaco (Nasdaq : METC) to update the existing Brook Mine Exploration Target TRS, which was dated March 31 , 2025 . The Brook Mine is located within Ramaco’s mineral holdings located approximately seven miles north of Sheridan, Wyoming . 2. Terms of Reference and Purpose This TRS was prepared specifically for Ramaco’s Brook Mine . Resources have been classified in accordance with SEC mining property disclosure rules under Subpart 1300 and Item 601 (96)(iii)(B) of Regulation S - K . Unless otherwise stated, all quantities, qualities, distances, and currencies are expressed in United States customary units . The Critical Minerals reported in this study include both REEs, which are comprised of a group of 14 chemically similar elements that include the Lanthanoids (atomic numbers 57 - 71 ), as well as several other critical minerals, including, Germanium, Gallium, Scandium and Yttrium . Collectively we refer to these critical minerals (and their oxide mineralization) as Critical Mineral Oxides (CMOs) . CMOs are critical in the manufacturing of advanced materials, and development of new technologies supporting the United States’ infrastructure, defense, and energy needs . CMOs are typically found in bedrock and regolith - hosted geologic ore deposits . The CMOs and relative categorizations, as defined for purposes of this TRS, are summarized in Table 2 . 2 - 1 as follows : September 17, 2025 Page 16

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Table 2.2-1 Rare Earth Elements and Other Critical Minerals

Symbol	Element	Atomic Number	Heavy/ Light	Primary Magnetic	Secondary Magnetic	Critical Mineral (1)	Critical REE(2)
Sc	Scandium	21	-	-	-	Yes	N/A
Ga	Gallium	31	-	-	-	Yes	N/A
Ge	Germanium	32	-	-	-	Yes	N/A
Y	Yttrium	39	-	-	-	Yes	Yes(4)
La	Lanthanum	57	Light	-	-	Yes	No
Ce	Cerium	58	Light	-	-	Yes	Excess
Pr	Praseodymium	59	Light	Yes	-	Yes	No
Nd	Neodymium	60	Light	Yes	-	Yes	Yes
Pm(3)	Promethium	61	-	-	-	-	No
Sm	Samarium	62	Light	-	Yes	Yes	No
Eu	Europium	63	-	-	-	Yes	Yes
Gd	Gadolinium	64	-	-	Yes	Yes	No
Tb	Terbium	65	-	Yes	-	Yes	Yes
Dy	Dysprosium	66	-	Yes	-	Yes	Yes
Ho	Holmium	67	Heavy	-	Yes	Yes	Excess
Er	Erbium	68	Heavy	-	-	Yes	Yes
Tm	Thulium	69	Heavy	-	-	Yes	Excess
Yb	Ytterbium	70	Heavy	-	-	Yes	Excess
Lu	Lutetium	71	Heavy	-	-	Yes	Excess

(1) U.S. Geological Survey
(2) Ekmann, 2012, Reid, 2018
(3) Promethium is not found in nature on earth
(4) Yttrium is not a Lanthanoid, but is commonly included as one.

2.3 Sources of Information and Data

The primary information used in this study was obtained from the following sources:

- Mineral and surface ownership maps, and supplemental files provided by Ramaco.
- Drilling geological data provided by Ramaco and WWC Engineering (WWC). The geological data includes drill hole information such as driller's logs, geologist's logs, both full and partial scans of geophysical logs, survey data, and MS Excel™ (Excel) versions of drill hole survey and lithology data.
- pXRF REE quality laboratory analyses provided by Ramaco
- ICP-MS CMO quality laboratory analysis relied upon for this study was primarily conducted by SGS. Other laboratories have been utilized in order to perform comparative analysis checks as well as to expedite final results. The laboratories involved are detailed in Section 8.0 of this TRS.
- Interviews between WEIR personnel and Ramaco personnel including:
  - ➢ Chief Executive Officer

September 17, 2025 Page 17

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. » Chief Operating Officer » Executive Vice President Critical Minerals Operations » Senior Vice President and Chief Administrative Officer » Senior Vice President and Chief Mine Development Officer » Director of Development for Carbon Products » Director of Critical Minerals » Director of Life Sciences » Manager of Laboratory Technologies » Laboratory Technician » Contract Geologist » Contract Driller A detailed list of all data received and reviewed for this study is provided in Sections 24.0 and 25 . 0 of this TRS . 4. Details of the Personal Inspection of the Property WEIR personnel visited the site from July 10 through 11 , 2023 . WEIR met with various Ramaco personnel at Ramaco’s site office and discussed project status and plans . WEIR was given a demonstration of pXRF sample preparation and analysis and ICP - MS sample preparation . WEIR also visited the Brook Mine, accompanied by WWC, in order to observe drilling equipment and activities, and general site layout and conditions . WEIR concluded that Ramaco has facilities and equipment that are more than adequate to perform the tasks required for Ramaco’s exploration program . Drilling for the 100 - hole program was nearly completed at the time of the site visit . 5. Previous Technical Report Summary WEIR previously prepared an initial disclosure of an Exploration Target for the Brook Mine, dated May 2 , 2023 (May 2023 Report) . WEIR updated the initial TRS on March 21 , 2024 . An update to the March 2024 Report was completed on March 31 , 2025 . This report serves as a further update . September 17, 2025 Page 18

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. PROPERTY DESCRIPTION 2. Property Location The Brook Mine is located within Ramaco’s mineral holdings located approximately seven miles north of Sheridan, Wyoming in Sheridan County . The Burlington Northern Railroad and Interstate 90 are located along the southern boundary of the Brook Mine’s permit area . The Brook Mine is situated in the Sheridan Coal Field in the northwestern portion of the PRB coal producing region of the of the United States (see Figure 1 . 1 - 1 ) . The USGS 7 . 5 - minute quadrangle map sheets are Acme, Hultz Draw, Monarch, and Sheridan, and the property lies within Townships 56 and 57 North, Ranges 84 and 85 West . 2. Property Area The Brook Mine consists of over 15 , 800 acres of Ramaco owned and leased mineral holdings located in Sheridan County, Wyoming . Ramaco acquired the Brook Mine in 2011 from the SWCC, then a subsidiary of The Brinks Company . When Ramaco began development of the Brook Mine as a thermal coal resource in 2012 , Ramaco originally permitted approximately 4 , 500 acres that it regarded as the optimal area for a new surface coal mine . As Ramaco began further core drilling exploration in 2021 and 2022 relative to CMO exploration, Ramaco decided to continue to drill in areas within the original permit boundary and at comparable depths related to coal mining in order to leverage the existing drilling core available for sampling . As such, the Brook Mine Resource Area is currently limited to CMO and coal within the aerial extent of the current permit boundary . Vertically, the current mining area permit includes the Monarch and Carney seams . The current mining permit does not include the Dietz Seam, the Masters Seam, or seams below the Masters Seam . However, given the existing exploration data in the Masters Seam and lower, the Resource Area in this report includes coal and CMOs at those elevations, regardless of their inclusion in the existing mining permit . As such, the Brook Mine Resource Area is currently limited to the CMOs and coal within the aerial extent of the current permit boundary, which represents less than 30 percent of the total acreage controlled by Ramaco . September 17, 2025 Page 19

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Ramaco’s properties and facilities in the Sheridan, Wyoming area include the Brook Mine, the iCAM (Innovating Carbon Advanced Materials) Center, and the iPark Center . The iCAM Center is the nation’s first integrated carbon resource, research and development, and production facility . It hosts research professionals from national laboratories, universities, private research groups, government organizations, as well as manufacturing organizations in laboratory, pilot - plant, and permanent operating facilities . The iCam Center promotes collaboration to achieve innovations around advanced uses for carbon derived from coal . The iPark Center is intended to become a next generation mine - mouth “coal to products” manufacturing facility, with zero net emissions . Located next to the Resource Area, operations at the iPark Center intend to utilize coal from the mine to create high - value carbon products . These products include carbon fiber, graphene, graphite, carbon nano tubes, carbon dots, carbon - based resins, carbon - based building products, medical products, and activated carbon . 3 . 3 Surface Control Ramaco was granted a mineral deed from the SWCC on August 17 , 2011 . The SWCC had previously deeded the surface rights, as described in Table 3 . 3 - 1 , to Big Horn Coal Company on June 28 , 1954 , and recorded in Deed Book 98 , Page 127 in the Sheridan County Courthouse . The deed grants Ramaco all coal and other minerals contained in all of the lands described in Table 3 . 3 - 1 , together with the right to mine, explore, drill, extract, and remove the same . The deed also grants Ramaco the right to use surface lands, as needed, to mine, explore, drill, extract, and remove said coal and other minerals . Further, the deed grants that should Ramaco mine, drill, explore, extract, process, and remove coal or other minerals and utilize any part of the surface lands in connection with those activities, Ramaco will remain free from any liability or claim for damage to the surface of said lands related to subsidence or other injury to the surface of said lands resulting from such operations . Ramaco was granted a Surface Owner Consent and Surface Use Agreement from Padlock Ranch Company on September 1 , 2016 . The agreement provided Ramaco with surface owner consent to mining the surface land located in Sheridan County, Wyoming, as described in Table 3 . 3 - 1 . September 17, 2025 Page 20

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Ramaco also entered an agreement with Taylor Investments, LLC (Taylor), effective August 22 , 2012 , that granted Ramaco the exclusive right and privilege to enter and use all the surface of the lands as may be convenient and necessary for mining the fee coal owned by Ramaco underlying the lands for a period of 20 years and then from year to year thereafter until all mineable and merchantable coal has been exhausted, as described in Table 3 . 3 - 1 (Taylor Surface Lands - Ramaco Fee Coal), as well as the exclusive right and privilege to mine, extract, and remove all of the coal deposits, and other minerals comingled therewith, in and under the lands (Taylor Surface Lands - Taylor/Legerski Fee Coal) for a period of 20 years . 3 . 4 Mineral Control Ramaco was granted a mineral deed from SWCC on August 17 , 2011 . The mineral deed granted Ramaco all of Grantor’s right, title and interest in the coal and other minerals, except the oil, gas and coalbed methane for the mineral described in Table 3 . 4 - 1 . Ramaco also entered an agreement with Taylor, effective August 22 , 2012 , that granted Ramaco the exclusive right and privilege to enter and use all the surface of the lands as may be convenient and necessary for mining the fee coal owned by Ramaco underlying the lands for a period of 20 years and then from year to year thereafter until all mineable and merchantable coal has been exhausted . Additionally, Taylor granted Ramaco the exclusive right and privilege to mine, extract, and remove all of the coal deposits, and other minerals comingled therewith, in and under the lands described in Table 3 . 4 - 1 for a period of 20 years and then from year to year thereafter until all mineable and merchantable coal has been exhausted . In addition to the SWCC and Taylor agreements, Ramaco was granted a Coal Mining Lease Agreement, effective January 7 , 2014 , by and between William J . Laya and Joyce J . Laya, Trustees of the William J . Laya Trust under Trust Agreement dated November 19 , 1993 , and Joyce J . Laya and William J . Laya, Trustees of the Joyce J . Laya Trust under Trust Agreement dated November 19 , 1993 and Thomas C . Laya (collectively, Laya) . The Laya Agreement granted Ramaco the exclusive right and privilege to mine, extract, and remove all of the coal deposits, and other minerals commingled therewith in and under the land for a period of 20 years, and from year to year thereafter until all mineable and merchantable coal has been exhausted . September 17, 2025 Page 21

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.
WEIR

3.5 Significant Property Encumbrances and Permit Status

WEIR has not discovered any encumbrances for any of the tracts within the Resource Area.

Ramaco was issued Permit No. 841-T1 on July 7, 2020, by the Land Quality Division of the Wyoming Department of Environmental Quality for surface mining in Sheridan County, Wyoming. Permit No. 841-T1 consists of 4,541 acres. The permit boundary is shown on Figure 1.1-1. The Brook Mine has a Mine Safety and Health Administration (MSHA) ID# of 4801799 . WPDES permit No. WYR001608 allows discharge of stormwater from the permit area.

Ramaco was issued Air Quality Permit P0025939 for the Brook Mine on July 20, 2020 by the Air Quality Division of the Wyoming Department of Environmental Quality, as described in Wyoming Permit No. 841-T1.

All permits for development of the Brook Mine are active and up to date.

3.6 Significant Property Factors and Risks

Given Ramaco's controlled interests within the Resource Area, which relate in part to property that is either owned by Ramaco or held by others and leased to Ramaco, WEIR assesses that there are no significant issues affecting access to the CMO or coal interests, or Ramaco's ability to execute its mine plans.

WEIR did not conduct an independent verification of property control, nor has it independently surveyed the mining locations. WEIR has relied on information compiled from maps and summaries of the owned and leased properties prepared by Ramaco. WEIR did not conduct a legal title investigation relative to Ramaco's mineral and surface rights. Historically, property control has not posed any challenges related to Ramaco's operations.

3.7 Royalty Interest

Ramaco, at the Brook Mine, holds no royalty or similar interest in property that is owned or operated by another party.

September 17, 2025 Page 22

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY 2. Topography, Elevation, and Vegetation The Brook Mine is located on the western edge of a broad plain that extends from the Bighorn Mountains to the Black Hills of South Dakota . This area is characterized by high plateaus, which have been dissected by meandering streams, leaving ridges between the main watersheds . Surface elevations range from a low of 3 , 600 feet above mean sea level (MSL) on the eastern edge of the property to a high of 4 , 080 feet above MSL in the northwest area of the property . The main drainages in the area are the eastward flowing Tongue River, and Goose Creek, flowing to the north . The confluence of these drainages is near the old town of Acme, Wyoming . 2. Property Access Access to the property is from Interstate Highway 90 , which crosses the property from west to south . State Highway 338 , which connects Sheridan to Decker, Montana, crosses the southeastern portion of the Brook Mine’s permit area . Secondary roads and trails provide access to the remaining lands . Rail access is by the Burlington Northern Railroad, which is located in the Tongue River and Goose Creek valleys . The nearest airport is the Sheridan County Airport (SHR), which is located in Sheridan, Wyoming, approximately seven miles southeast of the Brook Mine . The Billings Logan International Airport (BIL) in Billings, Montana, is located approximately 95 miles northwest of the Brook Mine . The waterways surrounding the property are not navigable for commercial traffic . 3. Climate and Operating Season The Brook Mine has a semi - arid climate with four distinct seasons . The summers are warm and dry, with temperatures ranging from the mid - 80 to low 90 degrees Fahrenheit ( 28 - 33 Celsius) in July and August . The winters are cold and snowy, with temperatures averaging 20 - 30 degrees Fahrenheit ( - 7 to - 1 Celsius) in December and January . Spring and fall are transitional seasons, with cooler temperatures and occasional rain and snow . Coal mining operations in the PRB operate year - round, regardless of weather conditions . September 17, 2025 Page 23

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 4. Infrastructure 1. Water Supply Water used in the Brook Mine facilities will include potable water and industrial water. Potable water at surface facilities is and will be provided from on - site wells. Industrial water will be used for dust suppression on the haul roads, equipment wash down, and processing facilities . This water will be obtained from on - site wells, collection basins constructed on site and other nearby sources, including old underground mine workings . 2. Electrical Power Ramaco currently purchases electricity from Montana Dakota Utilities (MDU) for its surface facilities . Services from MDU are currently being upgraded for electrical supply to pilot processing facilities . This will require further expansion for commercial operations expected in 2028 . The basis for power consumption and cost is included in the Fluor PEA . 3. Personnel Acquiring suitable personnel to operate the mine and processing facility may prove to be a challenge for Ramaco . The Brook Mine is close to Sheridan, WY, and as of 2025 , its population is approximately 20 , 000 . There are also other smaller towns surrounding the Brook Mine . As such, the availability of experienced new hires may be limited . Some experienced personnel may be available from Gillette, Wyoming ( 110 miles southeast) which, over the last few years, has experienced a reduction in mining personnel . Ramaco may also need to bring in new hires from towns further away from the Brook Mine . In any event, WEIR believes that Ramaco will be able to fully staff its planned mine . 4. Procurement There is no shortage of mining supply and heavy equipment vendors in the surrounding area . Ramaco currently uses local vendors in Sheridan, Wyoming (seven miles to the south) for most of its current heavy equipment needs . Gillette, Wyoming is only 110 miles to the southeast and has many mining supply and heavy equipment vendors that can serve as an alternative source of equipment and maintenance needs . Casper, Wyoming is 160 miles to the south and has some heavy equipment and mine supply vendors as well . September 17, 2025 Page 24

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. HISTORY 2. Previous Operations Much of the history of coal mining in the Sheridan Coal Field was provided in a John T . Boyd Company report, Potentially Strip Mineable Coal Reserves Contained on the Sheridan - Wyoming Coal Company Property , dated November 20 , 1979 (Boyd Report) . The Boyd Report indicated that underground coal mining began in the Sheridan coal field around 1894 and lasted until 1953 . During this period, there were 14 deep mines in the vicinity of the Brook Mine . The coal was used domestically in the Sheridan area, and to supply the railroad . Most of the mines were individually owned until 1920 when the major mines, the Dietz, Acme, Model, Carney, Monarch and Kooi, were consolidated and incorporated under the Sheridan - Wyoming Coal Company, a subsidiary of United States Distributing Corporation . This corporation and the subsidiary, Sheridan - Wyoming Coal Company, merged with The Pittston Company in 1943 . Information on these mines is very sparce and consists of mine maps on six of the mines, although boundaries are available on all of the mines . In March 1978 , Boyd Company engineers visited the Wyoming Inspector of Mines in Rock Springs and reviewed mine maps of the Monarch Mine 45 , Monarch Mine 45 - 2 , Acme Mine 42 , Hotchkiss, Model, and Armstrong mines . Bottom of seam elevations were shown for all the mines except Model and Armstrong ; seam heights were available only for the Acme Mine 42 . Available data indicates that the bottom 14 feet of the Monarch Seam was mined in the Monarch Mine 45 - 2 . The maps also indicate that pillars were pulled during retreat mining ; i . e . , the majority of pillars in Monarch Mine 45 and Acme Mine 42 , and 20 percent in Monarch Mine 45 - 2 . Excessive subsidence of surface above the Acme Mine 42 and Dietz No . 1 and 2 mines can be seen in aerial photographs . In 1943 , Peter Kiewit Sons’ Company formed a coal mining subsidiary, the Big Horn Coal Company (Big Horn) . Operations commenced on a Wyoming state lease in Section 36 (T . 58 N . , R . 85 W . ), located approximately three miles north of the northwest corner of the Brook Mine . In 1954 , Big Horn entered into a coal lease agreement with the SWCC and operations commenced in Section 22 (T . 57 N . , R . 84 W . ) . From 1954 through 1969 , coal production averaged about 350 , 000 tons per year . In 1970 , coal production increased to approximately September 17, 2025 Page 25

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. one million tons per year due to increased demand for western coal . Big Horn abandoned its mining operations in year 2000 . 5 . 2 Previous Exploration and Development Exploration of the Brook Mine, prior to Ramaco’s ownership, was limited to coal exploration drilling . In total, data is now available for 476 coal exploration drill holes . Of these holes, 417 were drilled prior to 2011 by previous owners . WEIR has reviewed these historical drill holes and successfully correlated the holes with drilling conducted by Ramaco . Ramaco drilled 59 of the total 476 coal exploration drill holes after acquiring the property . The assaying of drilled core was targeted at testing thermal coal quality, including moisture, ash, sulfur, and calorific value . No sampling was conducted at the time relative to CMO concentrations for any of these coal exploration drill holes . September 17, 2025 Page 26

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT 2. Regional, Local, and Property Geology 1. Regional Geology The Sheridan Coal Field is located within the northwestern portion of the PRB . The regional geology of this area is characterized by a sequence of sedimentary rocks that formed during the Late Cretaceous to early Paleocene Periods . The stratigraphic sequence consists of interbedded sandstones, mudstones, and coal seams that were deposited in fluvial, deltaic, and lacustrine environments . The Sheridan Coal Field is situated within the Tongue River Member of the Fort Union Formation . This formation is composed of interbedded sandstones, shales, and coals that were deposited during the Paleocene Period . The thickness of the Tongue River Member varies from 150 to 400 feet and contains several coal seams that range in thickness from 1 to 30 feet . These seams exist down to depths of approximately 1 , 200 feet across the property . The coal seams in the Sheridan Coal Field are classified as low - sulfur, sub - bituminous coal . These coals have a low ash content, high calorific value, and low sulfur content, making the coal ideal fuel for power generation . The coal seams are generally continuous over large areas and are flat - lying, and amenable to surface mining . The sedimentary rocks in the Sheridan Coal Field were deposited in a series of ancient rivers and lakes that once covered the area . These rivers and lakes were fed by the highlands to the west and north, and the sediment was deposited as the water slowed and lost its carrying capacity . The sandstones were deposited in the channels of the rivers, while the shales and mudstones were deposited in the floodplains and lakes . The regional geology of the Sheridan Coal Field has been influenced by tectonic activity in the region . The area has experienced several episodes of uplift and subsidence, which have created a series of fault blocks and basins . The coal seams in the Sheridan Coal Field are located in these basins, which has preserved the coal seams from erosion and allowed the seams to be mined . September 17, 2025 Page 27

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 2. Local Geology The Brook Mine is located on the western edge of a broad plain that extends from the Bighorn Mountains to the Black Hills of South Dakota . This area is characterized by high plateaus, which have been dissected by meandering streams, leaving ridges between the main watersheds . Surface elevations range from a low of 3 , 600 feet above MSL on the eastern edge of the property to a high of 4 , 080 feet above MSL in the northwest area of the property . The main drainages in the area are the eastward flowing Tongue River, and Goose Creek, flowing to the north . The confluence of these drainages is near the old town of Acme, Wyoming . Structurally, the seams dip to the southeast at one to four degrees . Locally the dip may reverse due to differential compaction . Fault traces over the Brook Mine have been presented in past studies . However, these faults are not consistent with newly available drill hole data, and could be more attributed to local steep rolls as there are no distinguishable breaks in modeled floor contours . Interpretation of local faults using existing geophysical drill hole data is currently being performed to improve the structural accuracy of the geological model for future mine planning purposes and is anticipated to improve understanding of mineral continuity within the Resource Area . 3. Property Geology The primary coal seams associated with CMOs on the Brook Mine, in descending stratigraphic order, are the Dietz 1 , Dietz 2 , Dietz 3 , Monarch, Upper Carney, Lower Carney, and Masters . There are also seven unnamed seams below the Masters Seam that have been included in the models . There are several other coal seams found to depths of approximately 1 , 200 feet, based on data available from historical oil well logs . Most of these seams are fairly thin ( 1 - 2 feet) and unnamed . However, within this lower group, the Upper Pawnee, Lower Pawnee, and Wall seams are found . 2. Mineral Deposit Type 1. CMO Resources The CMOs are believed to have been incorporated into the coal during its formation and are found in association with clay minerals and organic matter in the coal seams . Interburden between the coal seams also contain elevated levels of CMOs, primarily in clays, carbonaceous clays, and siltstones not necessarily associated with the coal seams . September 17, 2025 Page 28

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. In exploring CMO mineralization at the Brook Mine, a hypothesis has emerged, as proposed by the NETL in collaboration with WEIR and Ramaco . Notably, various coals within the Brook Mine have CMO concentrations far surpassing those observed in coals worldwide, including other coal seams in the PRB . According to this hypothesis, the concentrated CMOs within the coals may be attributed to the infiltration of fluids through permeable and porous coal zones (via cleat fracturing) and other carrier beds, such as sandstones . These fractured zones have been identified in core, but not mapped and correlated to the highest concentration zones . The fluid flow is believed to have induced an acidic environment within the coals, due to the inherent organic concentrations, while transporting dissolved metals in solution . This is evidenced by the identification of gypsum within the mineralized coal zones . The CMO metals could have precipitated and accumulated within oxide minerals at coal/clay boundaries, where varying redox conditions and pH differences facilitated the CMOs’ aggregation and high - grading, particularly the medium and heavy REEs (MREEs and HREEs) . The thickness of these high - grade zones can reach up to eight feet in the cores analyzed (per the NETL) . Additionally, there is an inherent reducing and acidic environment associated with the coals during deposition . There is likely significant dissolution of detrital minerals and reprecipitation within the carbonaceous shales and claystones during early diagenesis . An important component of this hypothesis is establishing if the mineralization is primary or secondary . It could be possible that the source of the Medium and Heavy REEs (MREEs and HREEs) could be primary deposition via airborne particles of volcanic origin, proximal to this particular peat system, and incorporated into the coals during deposition . The substantial volume of coal, reaching a thickness of 30 - feet in some zones, certainly implies a dominant airborne input, although no evidence to date has been found of existing ash layers . A comprehensive understanding of the cleat systems is imperative to substantiate the viability of fluid flow through coals as carrier beds . 6 . 2 . 2 Coal Resources The regional geology of this area is characterized by a sequence of sedimentary rocks that formed during the Late Cretaceous to early Paleocene Periods . The stratigraphic sequence consists of interbedded sandstones, mudstones, and coal seams that were deposited in fluvial, deltaic, and lacustrine environments . September 17, 2025 Page 29

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. For internal purposes, Ramaco produces geologic resource models using the Carlson® mine planning software package . WEIR has modeled the resources using Datamine MineScape® Stratmodel (MineScape) geological modeling software . 3. Geological Modeling Ramaco provided WEIR drill hole data, which included survey, lithology, and CMO and coal quality information . This data was provided in different formats including Excel, ASCII files and PDFs . Geophysical logs, coal quality certificates, driller’s logs, geologist’s logs, and drill hole survey records were provided as scanned PDF files and AutoCAD drawing files . Of the 770 drill holes provided to WEIR by Ramaco, 155 were rejected primarily due to missing coordinates or lack of acceptable lithology data . Coal quality data for 92 drill holes was provided by Ramaco, all of which WEIR considered suitable, and were used in WEIR’s geological model . ICP - MS data was provided for 128 drill holes which involved 5 , 903 analyses . Similarly to coal quality drill holes, none of these CMO quality drill holes were rejected by WEIR . The data provided by Ramaco was in Excel and ASCII format along with quality certificates in PDF format . Two geological models were constructed using Datamine’s MineScape ® software . This involved a primary stratigraphical model and a resultant block model . The primary stratigraphical model delineates coal seams and interburdens as zone input for the block model . This stratigraphical model was directly used for coal tonnage and quality estimates . The block model was specifically created for CMO tonnage estimates . 1. Stratigraphic Model The MineScape stratigraphic model was created based on ArcGIS ® World 3 D topography . In the United States, this incorporates topography from the USGS 3 - D elevation project . Topography data was gridded using MineScape software and a grid cell size of 50 feet by 50 feet from the USGS on - line 3 - D Elevation Project data source . The resolution of the topography data is 1 / 3 arc - second, which results in approximately a 30 feet by 30 feet data point spacing . The gridded USGS topography contours were compared to drill hole collars . WEIR investigated and resolved significant collar elevation discrepancies . The seam surfaces and thicknesses were created by loading the drilling and mine measurement data into MineScape and gridding the seam intercepts using a grid cell size of 50 feet by 50 September 17, 2025 Page 30

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. feet . The parameters used to create the model are defined in the MineScape modeling schema, which is a specification of modeling rules created for the site . The MineScape interpolators that were used in this study are common in most mine planning software . The Planar interpolator is a triangulation method with extrapolation enabled . The Height interpolator is a variant on the trend surface and inverse distance interpolators . The data points are weighted, thus producing a different plane at each sample point . By using a weighting curve that is infinite at zero distance, data honoring can be assured . Due to the least squares fit, the effect of data clustering is minimized . A trend surface is used in MineScape to promote conformability for the modeled seams to regional structures, such as synclines, anticlines, or simply seam dip . MineScape caters to using different interpolators for thickness, roof and floor surfaces, and the selected trend surface as all are modeled separately . The interpolator used for each of these items is selected on the basis of appropriateness to the data sets involved, as well as modeling experience . Stratigraphic Model Interpolators are shown in Table 6 . 3 - 1 , as follows : Table 6 . 3 - 1 Stratigraphic Model Interpolators Interpolator Parameter Power/Order PLANAR HEIGHT PLANAR Thickness Surface Trend 0 4 0 2. Block Model A MineScape block model was constructed using a cell size of 50 feet by 50 feet by 0 . 5 feet (i, j, k vectors) using the zones defined by coal seams defined in the stratigraphic model which was described above . The vertical k - component of the block model ( 0 . 5 feet) was selected to closely reflect the average pXRF and ICP - MS sample intervals of 0 . 25 feet . An inverse distance interpolator with the power of 2 was used to interpolate quality analyses into the block model . A search radius of 5 , 000 feet was implanted based on WEIR’s experience . Drill hole spacing was designed at 1 , 000 feet which, in WEIR’s opinion, is acceptable for mineral concentration interpretations . 3. Coal Quality Model To create the coal quality model, coal quality data from previous exploration and from Ramaco coal exploration drilling was used . The drill holes were verified to ensure that the seam depths used in the lithology file matched the sample depths in the quality file . Coal quality samples were loaded into MineScape and composited against the drill hole thicknesses . The composited values were then gridded using a grid cell size of 200 feet by 200 feet and the inverse distance September 17, 2025 Page 31

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. weighted (squared) interpolator . In addition to raw density and total moisture, the following quality data was modeled for all seams for which quality data was available : » Ash (weight percent), on a dry basis and As - Received (AR) » Calorific Content (Btu/lb), on a dry basis and AR » Total Sulfur (weight percent), on a dry basis and AR » Volatile Matter (weight percent), on a dry basis and AR 6 . 4 Stratigraphic Column and Cross Sections Figure 6 . 4 - 1 shows the stratigraphic column for the Brook Mine . Typical stratigraphy of the Brook Mine can be seen on Figure 6 . 4 - 2 . Typical block model cross sections with estimated CMO concentrations displayed can be found on Figure 6 . 4 - 3 . Higher resolution versions of Figure 6 . 4 - 2 and Figure 6 . 4 - 3 can be found in Appendix B . September 17, 2025 Page 32

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Figure 6.4 - 1 Brook Mine Stratigraphic Column September 17, 2025 Page 33

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Figure 6.4 - 2 Typical Stratigraphic Cross Sections See Appendix B for high - resolution version of this Figure September 17, 2025 Page 34

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Figure 6.4 - 3 Block Model Cross Sections with Average CMO Concentrations See Appendix B for high - resolution version of this Figure September 17, 2025 Page 35

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. EXPLORATION 2. Non - Drilling Exploration Drilling has served as Ramaco’s primary form of exploration within the Brook Mine . However, nine bulk samples were obtained through under - reaming from nine drill holes (see Figure 7 . 2 - 1 ) . An average of approximately 500 lbs . samples were obtained from each of the nine drill holes . The samples were bagged in approximately three feet intervals, photographed, labeled, and shipped to the lab for analyses . This method of sampling proved to be effective for coal seam roof and floor materials, however, there was excessive dilution for coal seam samples . 2. Drilling 1. General Methodology Ramaco’s exploration activities for CMOs at its Brook Mine primarily involve drilling . Drilling that targets CMOs has generally been on a 1 , 000 feet north/south grid . Due to the nature of the deposit, CMO exploration drill holes are cored from surface to full depth . A 3 - inch diameter core is extracted in roughly 20 feet core runs . The first Ramaco coal exploration drilling program carried out at the Brook Mine, prior to the 2019 CMO interest, involved drilling a rotary pilot hole to establish seam depths . The pilot hole information was used to drill a near - duplicate drill hole which alternated between rotary and core drilling where cores were obtained for the coal seams and coal roof and floors . During core drilling, a split - tube core barrel of up to approximately 20 feet length is retrieved from depth and then opened . The core is washed down if necessary, and the driller’s reported length of core that was actually cut is compared to the measured length of core actually recovered . If a section of core greater than 10 feet, or less if in a critical zone, is lost, the hole is re - drilled to obtain data for the lost interval . All core samples are boxed, labeled, photographed, and stored in an on - site enclosed building . A hole with significant lost core or crushed core can result in misleading data . Drill holes with core recovery of less than 90 percent of targeted interests are noted and subsequently reviewed and potentially excluded from geological and coal quality modeling . WEIR did not exclude September 17, 2025 Page 36

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. any drill holes for poor core recovery, since all of the holes provided to WEIR within the Brook Mine attained core recovery of at least 90 percent . For the original CMO exploration drill holes, pXRF analysis was performed on 3 - inch to 12 - inch increments for the cores, depending on mineral concentrations being found at those locations . ICP - MS samples were then taken based on these pXRF results . Core samples were then sent to laboratories for ICP - MS analyses . As of January 2024 , new procedures were put in place where the core was sampled on even increments, 3 inch or 6 inch, independent of pXRF analysis . All new core drilled as of January 2025 is halved and sampled on 6 inch composites and sent for ICP - MS analysis . For coal exploration drill holes, cores are taken of the seam in approximately two feet intervals . Core splits are bagged, labeled, and sent to laboratories for proximate analyses on both dry and as - received bases . Select holes are geophysically logged with a standard coal suite tool consisting of gamma, density, caliper, and resistivity . Geophysical logging contractors provide paper copies, . TIF files, . DWG files, and . LAS files . After the 2022 - 2023 100 - hole drilling program, all newer holes have been geophysically logged as a result of revised best practice standard operating procedures . All original drill hole, survey, geological, geophysical, and quality data is scanned and stored on a Ramaco server, which can be accessed by select Ramaco personnel and quickly checked against the database, the geological model, or mine mappings . Each drill hole collar location is surveyed using RTK GPS for accurate map coordinate and elevation data . Table 7 . 2 - 1 summarizes Ramaco’s drilling programs that have been completed at the Brook Mine . In addition to Ramaco’s drilling programs, historical coal drilling data obtained from Bighorn Coal is also shown . Ramaco has relied upon portions of the historical drilling data where it has been validated by Ramaco . September 17, 2025 Page 37

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Table 7.2-1 Brook Mine Drilling Programs

					Base Data				Quality Analysis					
	Drill Holes		Hole Type		Drill Hole	Geophysical	Downhole Deviation	Geologist's	XRF Analysis[(1)]			ICP Analysis[(2)]		
Exploration Program	Count	Drill Depth (Ft)	Rotary	Core	Header	Logs	Log	Log	Holes	Samples	Feet	Holes	Samples	Feet
Bighorn Coal Drilling	417	81,083	336	81	417	318	-	417	-	-	-	-	-	-
Ramaco Coal Drilling	59	11,306	-	59	36	28	-	8	-	-	-	-	-	-
2019 Drilling	6	1,132	-	6	6	-	-	6	6	125	74	6	115	74
2021-2022 Drilling	14	1,937	-	14	14	14	-	14	14	2,196	549	14	421	270
2022-2025 Drilling	107	22,133	-	107	107	5	-	105	97	26,173	6,661	97	3,465	2,015
2023-2024 Bulk Samples	9	900		9	9	9		9	9	723	186	9	734	192
2023-2024 Deep Drilling	3	2,030	-	3	3	3	-	3	2	1,584	404	2	1,168	791
Total	615	120,521	336	279	592	377		562	128	30,801	7,874	128	5,903	3,342

(1) As of Dec-31-2024
(2) As of Jan-31-2025

7.2.2 Drilling Programs Summary

Prior to 2019, drilling programs at the Brook Mine were limited to coal exploration. Bighorn Coal, over the timespan of its operation of the property, resulted in 417 coal exploration drill holes that Ramaco implemented into their drill hole database as a result of information transfer. After this, Ramaco drilled 59 coal exploration drill holes as in-fill to the Bighorn Coal data.

Starting in 2019, interest in REEs was initiated on the property by NETL as part of its study of REEs within the PRB. Specifically, a 2019 6-corehole program was later expanded by an additional 14-corehole REE-targeted cored drill hole program during 2021-2022. These two initial REE-targeted programs sparked further interest in potential REE resources for the property.

In 2019, Ramaco provided drill cores from the Brook Mine for a battery of qualitative and quantitative analyses conducted by the NETL. Analysis conducted by NETL included the following:

- High resolution photographic analysis
- Analysis of stratigraphic logs from existing coring
- Lithologic description and analysis
- Elemental analyses, including:
    - REE, trace and major element analysis
    - Thermogravimetric analysis
    - Bulk X-Ray Diffraction/X-Ray Fluorescence analysis

September 17, 2025 Page 38

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. » Inductively Coupled Plasma Mass Spectrometry • Microscopy and Microanalysis by: » Imaging (small and large area) » Elemental analysis » Phase Identification The results of the analysis were summarized by the NETL in October 2020 indicating that “Based on this data the Brook Mine would rank as among the highest concentrations of REEs found in any deposits on a world - wide basis, including Chinese deposits . ” The NETL prepared a comparative figure ranking the Brook Mine as promising to highly promising to contain the full range of REEs . The NETL’s comparative plot is found on Figure 7 . 2 - 1 as follows : Figure 7.2 - 1 Comparative Analysis of Promisivity September 17, 2025 Page 39

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. As a result of the preliminary analysis conducted in conjunction with the NETL, between November 2021 and February 2022 , Ramaco completed a comprehensive exploration drilling and coring program consisting of 14 new drill holes that resulted in 1 , 937 linear feet of core drilling . This exploration program targeted the Monarch, Upper Carney, and Masters coal seams across the Brook Mine, and marked the first time the Masters Seam had been sampled and analyzed for REEs within the Brook Mine . In April 2022 , Ramaco initiated an additional 100 - hole exploration program at the Brook Mine . This continued exploration was designed to establish an approximate 1 , 000 feet sampling grid for the Dietz, Monarch, Carney, and Masters coal seams within the Resource Area . Planned analysis of the new drill core data included pXRF analysis, as well as targeted secondary ICP - MS sampling and analyses on historical cores . This 100 - hole drilling program was completed in July 2023 . Some in - fill holes have been added after this time . The targeted secondary ICP - MS sampling and analysis program was completed in January 2024 . Based upon the independent test results by SGS, there has been estimation by Ramaco and other third parties that REE grade could increase at depths beyond the approximate 200 foot average hole depths that have previously been completed . To investigate this estimated REE grade increase, Ramaco initiated a deep core hole program in late 2023 which involved three drill holes at planned depths of approximately 850 feet . Two of these holes were successfully completed to planned depths, while the other was not . These deep core holes were analyzed using ICP - MS along their full length . Geophysical logging was performed on all three drill holes as well . Results from the deep core hole drilling program did not reveal any substantial high grade ore zones at depth . The levels of critical minerals below the Lower 7 Seam were generally lower than those above the Lower 7 Seam, on average . After completing the deep core 100 - hole program, Ramaco drilled an additional nine holes for bulk sampling purposes . These holes were analyzed using ICP - MS and were geophysically logged . The bulk samples were intended to assist in analyzing mineral extraction and recovery options, but it was found this method introduced significant dilution and the samples are not representative . The bulk sampling program was performed during the 2024 calendar year . In addition to the deep core and bulk sampling programs, cores from the 100 - hole program were extensively sampled and analyzed using both pXRF and ICP - MS to in - fill previously unsampled areas within the geological model . This sampling/analysis program continued through most of 2024 . September 17, 2025 Page 40

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. The location of all exploration drill holes at the Brook Mine is provided on Figure 7.2 - 2. Figure 7.2 - 2 Drill hole Locations All 615 drill holes in Figure 7 . 2 - 2 were used to develop a comprehensive geologic structural model . This geologic structural model was in turn used to define the CMOs using the 5 , 903 ICP - MS assays from 128 drill holes . These ICP - MS quality data points provide sufficient coverage of the property to allow for the estimation of in - place CMO tonnage and grade . 7 . 2 . 3 Planned Drilling Infill drilling will continue to be conducted to validate and delineate the highest - grade zones that are beginning to emerge based on elemental testing and geologic mapping . New drilling will also extend to depths which will allow inclusion other coals seams below the Carney in both the mining permit and geological models . There is also planned drilling for outside the permit boundary to begin extending known mineralization trends . September 17, 2025 Page 41

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 3. Hydrogeological Data 1. Surface Water For drainage structure design parameters, Ramaco used data from several sources in combination: 1. Topography generated from LiDAR data collected by FugroEarthData, Inc . on October 16 , 2013 . The LiDAR data accuracy meets the National Map Accuracy Standards (U . S . Bureau of the Budget, 1947 ) for 1 "= 100 ' scale, 2 ' contour interval mapping . 2. To estimate runoff curves, data was used from the soils study that was prepared by James Nyenhuis, Certified Professional Soil Scientist, of Fort Collins, Colorado July 2015 . Soils mapping, soil profile and map unit description, taxonomic classification, and soil sampling was conducted in accordance with the procedures and standards of the National Cooperative Soil Survey (Soil Survey Staff, 1993 , 1997 , 1998 , 1999 , and 2010 ; and Schoeneberger et al . , 2012 ), and “Guideline No . 1 , Soils and Overburden” (WYDEQ - LQD, 1996 ) . 3. Also to estimate runoff curves, data was used from the vegetation assessment of RAMACO’s Brook Mine that was conducted by BKS Environmental Associates, Inc . (BKS) of Gillette, Wyoming in 2013 . All sampling procedures were designed according to the Wyoming Department of Environmental Quality, Land Quality Division (WYDEQ/LQD) Rules and Regulations for Coal Permitting, Chapter 2 (WYDEQ/LQD, 2012 ), and multiple consultations with the WYDEQ/LQD . Baseline vegetation assessment sampling methodology derived by BKS was approved by WYDEQ/LQD prior to fieldwork . All sampling procedures outlined in the approved WYDEQ/LQD baseline vegetation sampling methodology were executed as approved . 4. For both the regional and site climate analysis, meteorological data were compiled for five sites surrounding the Brook Mine . These sites are all within a 15 - mile radius of the mine permit area . Data was acquired through the Western Regional Climate Center (WRCC), the National Climatic Data Center administered by the National Oceanic and Atmospheric Administration (NOAA), Inter - Mountain Labs (IML Air Science, 2015 ) and the Wyoming Climate Atlas (Curtis & Grimes, 2004 ) . Due to the close proximity of the project area to the regional meteorological station locations, and since the climatology within the project area is similar to these stations, baseline climatology data at the project site was not collected . Since this time, a meteorological station has been established at the iCAM which will be incorporated into the site’s climatology database . September 17, 2025 Page 42

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Once established, Ramaco input this data into the HEC - HMS (U . S . Army Corps of Engineers, 2009 ) for analysis . HEC - HMS uses a triangular Hydrograph Method, parametric method of estimating flood peaks and runoff volumes from site - specific data, in addition to providing watershed routing parameters . The Hydrograph Method is an industry standard for this type of work . The planned Brook Mine established four surface water monitoring stations in September 2013 , two sites on Slater Creek and two sites on Hidden Water Creek (see Figure 7 - 3 . 1 ) . Ramaco also uses data from 5 USGS gaging stations outside of permit area . The data collected by the gaging stations is useful for observing and verifying water quantity trends in addition to monitoring surface water quality . 7 . 3 . 2 Ground Water Construction of the baseline groundwater monitoring network began in the third quarter of 2013 and was completed early in the fourth quarter 2013 . The groundwater monitoring network consists of nine Carney Seam wells, 10 Masters Seam wells, eight alluvium wells, one underburden well, and one well perforated in both the Masters and Carney coal seams . No monitoring wells were completed in the overburden or interburden as no water was found in these units during drilling operations . The Groundwater monitor wells/piezometers were completed using air rotary methods in accordance with WYDEQ/LQD guidelines . 7 . 4 Geotechnical Data Ramaco typically does not collect geotechnical - based data at its mines, however, due to the auger/highwall mine method originally allowed in Ramaco’s mining permit, existing coal exploration cores were sampled and analyzed for geotechnical parameters . Coal roof and floor samples were obtained for structural analysis from locations within the permit area during coal exploration coring . Laboratory strength analysis was conducted on four samples from two locations (R 13 - 019 and R 13 - 023 ) . These specific sample sites were chosen due to their central locality to the permit area . Existing core was also used to analyze tensile strength by method of the Brazilian Disk ASTM D 3967 . This method gauges tensile strength by subjecting a circular disk sample with a thickness to diameter ratio between 0 . 2 and 0 . 75 to diametral line compression to the point of failure . September 17, 2025 Page 43

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Future rock strength analyses are not likely due to their lack of significance to the proposed truck/shovel mining methods . However, Rock Quality Designation (RQD) analysis of drill hole cores has recently been incorporated into Ramaco’s core logging best practices . RQD provides additional description of drill hole core that may help to further classify potential CMO ore zones . An assessment of the quality of the non - coal material within the mineable sequence was prepared based on samples collected during the 2012 and 2013 coring programs . This data is used to determine the suitability of material used for final reclamation backfill in terms of establishing minimum groundwater quality levels and final revegetation success . The standard sample frequency for this non - coal was reduced from Guideline 1 , based on agreement with WYDEQ/LQD . 5. Drilling Results Ramaco’s drilling programs at the Brook Mine demonstrate that both CMOs and coal exist at the site in quantity and quality that justify consideration of being economically feasible to mine . The drilling results for CMO and coal commodities are discussed below . 1. CMO Commodities In addition to high concentrations of TREOs, the Brook Mine also contains significant concentrations of Sc, Ga, and Ge oxides . Combined, Ga and Ge oxides have an average concentration of 48 ppm across the deposit, with an average of 40 ppm for Sc, both on an ash - basis . Concentrations of Uranium (U) and Thorium (Th), radioactive contaminants, were sampled during pXRF scanning and with ICP - MS analyses . The results of both methods of analysis indicate these elements exist in low, unharmful quantities . The results of the more accurate ICP - MS analyses for 5 , 964 Th samples and 5 , 986 U samples showed an average of 19 ppm for Thorium and an average of 8 ppm for Uranium . These concentrations are slightly higher than those presented in the March 2025 report in which Th and U average concentrations were 18 ppm and 7 ppm respectively, calculated from 2 , 459 Th analyses and 2 , 473 U analyses . The estimate of distribution of CMOs by grade are displayed on Figure 7 . 5 - 1 as follows : September 17, 2025 Page 44

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Figure 7.5-1 Estimated CMO Grade Distribution, Ash-Basis


100.0%
90.0%
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
% of Tonnage
1.4%
1.3%
2.5%
9.3%
16.4%
56.5%
12.5%
0.2%
>2000
1000-2000
750-1000
500-750
400-500
300-400
200-300
<200
Approximate Grade (CMO PPMs)

The estimate of CMO Tonnage by Zone (in descending stratigraphic order), are displayed on Figure 7.5-2, with all concentrations on an ash-basis:

Figure 7.5-2 Estimated CMO Tonnage by Zone, Ash-Basis

Seam	Interval Type	Primary Magnetics REO Tons (000)	Secondary Magnetics REO Tons (000)	Heavy REO Tons (000)	Light REO Tons (000)	GaO Plus GeO Tons (000)	ScO Tons (000)	TREO Tons (000)	Total CMO Tons (000)	CMO Avg. PPM (Ash-Basis)
Dietz 3 B Upper	Interburden	28.5	7.8	4.4	95.0	15.7	11.3	122.7	149.6	350
Dietz 3 B Upper	Coal	0.1	0.0	0.0	0.2	0.0	0.0	0.3	0.4	474
Dietz 3 B Lower	Interburden	0.0	0.0	0.0	0.1	0.0	0.0	0.2	0.2	261
Dietz 3 B Lower	Coal	0.0	0.0	0.0	0.1	0.0	0.0	0.2	0.2	387
Dietz 3 C Upper	Interburden	1.3	0.4	0.2	4.5	0.7	0.5	5.8	7.1	348
Dietz 3 C Upper	Coal	0.1	0.0	0.0	0.4	0.1	0.0	0.5	0.6	1,310
Dietz 3 C Lower	Interburden	-	-	-	-	-	-	-	-	-
Dietz 3 C Lower	Coal	0.1	0.0	0.0	0.3	0.1	0.0	0.4	0.5	1,641
Monarch	Interburden	20.8	5.8	3.1	69.1	12.6	9.1	90.4	112.1	591
Monarch	Coal	0.2	0.0	0.1	0.6	0.1	0.1	0.8	0.9	1,136
Upper Carney	Interburden	22.6	6.3	3.6	74.3	13.5	8.9	98.4	120.8	370
Upper Carney	Coal	0.8	0.2	0.2	2.5	0.4	0.3	3.3	4.0	780
Lower Carney	Interburden	2.4	0.7	0.4	8.0	1.3	1.0	10.4	12.6	403
Lower Carney	Coal	0.9	0.3	0.3	3.1	0.5	0.3	4.1	4.8	659
Masters	Interburden	23.7	6.5	3.5	79.0	12.5	9.4	101.9	123.8	373
Masters	Coal	1.6	0.5	0.3	5.2	0.8	0.6	6.8	8.2	1,696
Lower 1	Interburden	11.5	3.1	1.7	37.9	5.8	4.5	48.9	59.2	380
Lower 1	Coal	0.1	0.0	0.0	0.3	0.0	0.0	0.4	0.5	1,459
Lower 2	Interburden	15.3	4.3	2.2	50.9	6.6	6.2	66.5	79.2	404
Lower 2	Coal	0.4	0.1	0.1	1.3	0.1	0.2	1.7	1.9	3,083
Lower 3	Interburden	13.7	3.8	1.5	44.5	6.4	5.3	57.1	68.9	412
Lower 3	Coal	0.3	0.1	0.1	0.9	0.0	0.1	1.2	1.3	648
Lower 4	Interburden	20.2	5.7	3.1	66.4	9.0	8.0	84.9	101.9	523
Lower 4	Coal	0.2	0.1	0.1	0.7	0.0	0.1	0.9	1.0	1,330
Lower 5	Interburden	31.6	8.8	3.9	101.1	14.2	12.4	132.1	158.7	434
Lower 5	Coal	0.2	0.1	0.0	0.6	0.1	0.1	0.8	0.9	1,698
Lower 6	Interburden	47.6	13.0	5.1	157.3	20.3	19.0	202.8	242.1	420
Lower 6	Coal	0.3	0.1	0.0	0.9	0.1	0.1	1.1	1.4	933
Lower 7	Interburden	26.1	7.3	4.4	81.5	11.2	10.2	105.7	127.1	1,123
Lower 7	Coal	0.3	0.1	0.1	1.1	0.1	0.1	1.3	1.6	3,963
Total		271	75	38	888	132	108	1,152	1,392	498

September 17, 2025 Page 45

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. The estimate of distribution of CMOs by oxide are displayed on Figure 7.5 - 3 as follows: Figure 7.5 - 3 Estimated CMO Distribution by Oxide Estimates of distribution of CMOs by Lithology Type are displayed on Figure 7.5 - 4 as follows: Figure 7.5 - 4 Estimated CMO Distribution by Lithology Type September 17, 2025 Page 46

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

The distribution of CMOs by lithology type and concentration are further summarized in Table 7.5-1 as follows:

Table 7.5-1 CMO Distribution by Lithology Group

CMO Concentration (ppm)	Carbonaceous Material	Clay/Silt	Claystone	Coal	Coal Mixed	Shale	Sandstone	Scoria	Unconsolidated	Not Logged	Other	Total %
<200	0.00	0.01	0.00	0.01	0.00	0.00	0.00	0.00	0.00	0.05	0.00	0.08
200-300	0.45	1.07	0.84	0.13	0.01	0.02	0.69	0.10	0.07	0.14	1.02	4.53
300-400	9.98	12.17	9.94	1.50	0.04	0.72	7.55	2.92	0.73	4.00	0.76	50.33
400-500	6.35	3.87	3.74	1.15	0.09	0.24	3.40	0.99	0.04	0.99	2.51	23.36
500-750	2.40	1.96	2.50	1.17	0.17	0.01	1.09	0.15	0.01	0.60	4.12	14.19
750-1000	0.72	0.29	0.72	0.70	0.01	0.00	0.30	0.01	0.13	0.26	0.38	3.52
1000-2000	0.40	0.12	0.14	0.46	0.02	0.00	0.06	0.01	0.00	0.02	0.04	1.27
>2000	0.12	0.09	0.03	0.67	0.00	0.00	0.01	0.00	0.22	0.01	1.57	2.73
Total Percentage	20.42	19.58	17.92	5.78	0.35	0.99	13.10	4.19	1.21	6.06	10.41	100.00

Note: Estimated Distribution (% TREO + BREO + ScO) Ash-Basis Concentrations

7.5.2 Coal Commodities

The CMOs are associated with both coal intervals and intervals outside of the coal intervals. As such, coal will be mined as a separate commodity from the CMOs and sold into thermal coal markets. The coal seams of interest at the Brook Mine are, in descending stratigraphic order, the Dietz 1, 2, and 3, Monarch, and Carney. The Masters Seam and several thinner unnamed underlying seams are not included in the current mine plan. A mine permit revision to include mining coal seams underlying the Carney Seam is being prepared. This revision is expected to be submitted to state agencies in late 3Q or early 4Q 2025.

Within the current permit area, the Dietz seams are not prevalent, and they primarily exist south of the current permit area and to the east. They generally do not exist in the permit area or have been oxidized, other than the eastern margin. The Monarch seam, similar to the Dietz, is only prevalent in certain portions of the permit area. Particularly in the northwest, east, and southeast. Carney seams are fairly continuous across the permit area. The Carney Seam splits towards the western portion of the permit area. Table 7.5-2 shows drill hole statistics for the Brook Mine and includes areas to the south of the existing permit (see Figure 7.2-2), which explains the abundance of Dietz Seam data. This table also shows that the three Dietz seams have numerous splits where the Dietz seams exist. The Monarch and Carney seams are both relatively thick, each averaging approximately 15 feet, and are relatively clean with some partings found in certain areas.

September 17, 2025 Page 47

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Table 7.5-2 Drill Hole Coal Statistics

Seam Code	Seam Name	Intercept Count	Average Thickness (ft)	Hole Name	Minimum Thickness (ft)	Hole Name	Maximum Thickness (ft)
DTZ1	Dietz 1	7	4.8	BH-577-80	1.0	BH-581-80	11.5
DZ1B	Dietz 1B	23	6.4	578408-SW1-2C	0.2	S-145	11.0
DZ1C	Dietz 1C	44	9.6	BH-461-79	1.0	B-388-78	13.5
DTZ2	Dietz 2	20	10.7	R-12002	1.0	578513-SE-6DC	26.8
DZ2B	Dietz 2B	141	9.0	578510-NE1-1C	0.5	BH-540-80	25.5
D2BU	Dietz 2B Upper	10	7.3	R-13003	1.0	BJ139-74	10.0
D2BL	Dietz 2B Lower	10	3.2	B-413-79	1.5	R-13003	4.5
DZ2C	Dietz 2C	140	4.0	BS29-71	0.6	BH-468-WW	24.0
D2CU	Dietz 2C Upper	6	3.0	BH-573-80	1.5	R-13002	6.0
D2CL	Dietz 2C Lower	5	5.0	BH-588-80	1.0	BSW-30-48	15.0
DTZ3	Dietz 3	136	20.1	BA2-66	1.0	BJ293-78	37.2
DZ3B	Dietz 3B	86	7.4	R-12002	0.3	P-8B	36.0
D3BU	Dietz 3B Upper	22	4.3	578408-SE1-8C	0.5	578513-11	17.2
D3BL	Dietz 3B Lower	19	5.6	578408-SE1-8C	0.4	B-373-78A	20.6
DZ3C	Dietz 3C	96	12.7	578513-NE1-1C	0.3	BH353-78	48.0
D3CU	Dietz 3C Upper	11	7.8	B-364-78	2.0	B-370-78	14.5
D3CL	Dietz 3C Lower	12	12.5	BE289-78	1.0	B-365-78	28.0
MNRR	Monarch Rider	51	2.6	578510-REE-1C	0.5	OG-09	9.0
MNRC	Monarch	311	15.2	578409-SE1-2C	0.2	BH-462-79	39.0
CRNY	Carney	173	15.3	578418-NW1-2C	0.6	OG-16	25.0
UCRN	Upper Carney	82	4.2	578409-SE1-6C	0.2	578513-CGC-6	17.0
LCRN	Lower Carney	82	7.5	BE278-78	1.0	578513-CGC-6	19.0
MAST	Masters	190	4.9	DH-16	1.0	OG-07	14.0
LOW1	Low 1	61	1.6	578417-NE1-1C	0.2	578409-NW1-2C	5.5
LOW2	Low 2	36	3.4	578407-SE1-1C	0.1	578409-SE1-1C	13.4
LOW3	Low 3	23	2.2	578513-AC3-1C	0.4	578417-REE-1C	10.0
LOW4	Low 4	23	3.4	578418-SE1-3C	0.5	578513-SE1-4C	10.6
LOW5	Low 5	17	1.7	578418-SW1-1C	0.4	578408-SE1-7C	6.0
LOW6	Low 6	12	2.2	578418-SW1-1C	0.6	265-78	5.0
LOW7	Low 7	12	2.0	578513-NW1-1C	0.4	578418-SW-4DC	5.0

Ramaco provided 92 drill holes with coal quality data. This data was used to interpolate coal qualities as shown in Table 7.5-3. The coal quality data for the Monarch and Carney seams shows a high btu, low sulfur, low ash thermal coal which is typical of PRB coal. The abundance of data for the Dietz seams in Table 7.5-3 is a result of the stratigraphic model's inclusion of all drill holes for Ramaco-controlled property and encompasses areas south of the current mine permit area (see Figure 7.2-2).

September 17, 2025 Page 48

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Table 7.5-3 Drill hole Coal Quality Summary

Seam Code	Seam Name	Analysis Count	Relative Density	Moisture (% Total)	Ash (% AR)	Sulfur (% AR)	Calorific Value (Btu/lb AR)
DTZ1	Dietz 1	3	1.34	31.5	4.4	0.34	7,558
DTZ2	Dietz 2	3	1.34	24.4	10.2	1.42	8,581
DZ2B	Dietz 2B	84	1.35	22.8	10.4	1.42	8,739
D2BU	Dietz 2B Upper	1	1.40	20.5	15.0	1.34	8,305
DZ2C	Dietz 2C	29	1.40	21.6	15.4	1.56	8,039
DTZ3	Dietz 3	47	1.31	24.0	6.4	0.74	8,965
DZ3B	Dietz 3B	13	1.34	24.7	8.7	0.67	8,657
D3BU	Dietz 3B Upper	13	1.41	20.4	15.2	2.19	8,346
D3BL	Dietz 3B Lower	19	1.39	22.2	14.4	0.94	8,038
DZ3C	Dietz 3C	55	1.35	24.5	9.4	0.84	8,491
D3CU	Dietz 3C Upper	41	1.34	23.7	8.1	0.50	8,818
D3CL	Dietz 3C Lower	85	1.34	23.6	8.3	0.82	8,836
MNRR	Monarch Rider	2	1.52	19.1	26.8	2.19	6,862
MNRC	Monarch	81	1.31	23.1	5.5	0.70	9,338
CRNY	Carney	98	1.31	23.8	5.5	0.67	9,277
UCRN	Upper Carney	22	1.36	21.9	13.6	1.61	8,549
LCRN	Lower Carney	43	1.33	24.5	8.1	0.40	8,710
MAST	Masters	54	1.33	23.3	9.3	1.10	8,868
LOW2	Low 2	2	1.31	22.6	7.6	2.17	9,457
Total		695	1.33	23.5	7.4	0.84	8,996

7.6 Uncertainty in Resource Estimates

Mining is a high risk, capital-intensive venture and each mineral deposit is unique in its geographic, social, economic, political, environmental, and geologic aspects. At the base of any mining project is the mineral resource itself. Potential risk factors and uncertainties in geologic data serving as the basis for deposit quantity and quality estimates are significant considerations when assessing the potential success of a mining project.

Geological confidence may be considered in the framework of both the natural variability of the mineral occurrence, and the uncertainty in the estimation process and data behind it. The mode of mineralization, mineral assemblage, geologic structure, and homogeneity naturally vary for each deposit. Structured variability like cyclic depositional patterns in sedimentary rock can be delineated mathematically with solutions like trend surface analysis or variography. Unstructured variability, in the distribution of igneous rock composition, for example, is more random and less predictable.

The reliability of mineral tonnage estimation is related to uncertainties introduced at different phases of exploration. An exploration program comprises several stages of progressive data collection, analysis, and estimation, including:

September 17, 2025 Page 49

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. ⦁ Geological data collection ⦁ Geotechnical data collection ⦁ Sampling and assaying procedures ⦁ Bulk density determination ⦁ Geological interpretation and modeling ⦁ Tonnage and quality estimation ⦁ Validation Error may be introduced at any phase . Data acquisition and methodologies should be properly documented and subject to regular quality control and assurance protocols at all stages, from field acquisition through resource estimation . Managing uncertainty requires frequent review of process standards, conformance, correctional action, and continuous improvement planning . Risk can be minimized with consistent exploration practices that provide transparent, backwards traceable results that ultimately deliver admissible resource estimates for tonnage and quality . As discussed in Sections 8 . 0 and 9 . 0 , it is WEIR’s opinion that Ramaco’s methodology of data acquisition, record - keeping, and QA/QC protocols are adequate and reasonable for tonnage and grade estimation related to CMOs within the Resource Area . The drill hole data and quality assays of CMO attributes at the Brook Mine is demonstrated to be professionally developed, well maintained, quantitative, and qualitative data . WEIR finds no material reason, regarding geologic uncertainty, that would prohibit acceptably accurate estimation of mineral tonnage or grade . 7 . 7 Additional Commodities or Mineral Equivalent In addition to CMO commodity interests, there is subbituminous coal that is of economic interest within the Resource Area . The CMO ores are present both within and outside of the coal seams, so these two commodities will be extracted simultaneously where occurring in the same interval, with CMOs also being extracted outside of the coal intervals during mining . Therefore, this TRS includes estimates for both CMO and coal tonnage and quality . Although initial mining activities will start in an existing gravel quarry, no other minerals beside CMOs and thermal coal will be presented or considered in this TRS . September 17, 2025 Page 50

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 7 . 8 Conclusions Drilling results presented in this TRS demonstrate CMO concentrations which support further economic evaluation . The drilling results also demonstrate a high - quality thermal coal that warrants further economic evaluation . The results of WEIR’s economic evaluations for these commodities are presented in Section 19 . 0 . WEIR did not have direct involvement with the implementation or supervision of Ramaco’s drilling or sampling programs . To the best of WEIR’s knowledge and observations, Ramaco’s exploration drilling, sample collection, preparation, security, and testing protocols are well documented and suffice to provide consistent, reliable, and verifiable data . These protocols are planned to be maintained throughout any subsequent extensions of the current exploration program . The adequacy of sample preparation, security, and analytical procedures are generally unknown for the coal exploration holes that were drilled prior to Ramaco acquiring the property . However, the geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling, and WEIR supports the use of these drill holes to better define the structure of the deposit . Having reviewed the details of each drilling and sampling program, WEIR finds the planning, implementation and supervision of Ramaco’s drilling and sampling programs to be consistent with industry standards, and is sufficient and relevant for use in the estimation of Resources . September 17, 2025 Page 51

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1 Sample Preparation Methods, Analysis, and Quality Control

Relative to the drilling overseen by Ramaco, once 3-inch diameter core samples are obtained, the cores are placed in plastic sleeves or tubing, measured and marked every two feet, photographed, and logged. The sleeved cores are transferred to a cardboard core box and labeled. Full core boxes are closed, secured, and transported to one of two secure storage locations. At the secure locations, the full boxes are checked in and added to the secure storage location inventory. Subsequently, and at a Ramaco secure location, cores are logged by geologic technicians and then reviewed by a professional geologist.

For preparation of ICP-MS analysis, Ramaco splits the cores and samples 6-inch composites. The ICP-MS analysis protocol utilized in the sampling of the Resource Area drill holes provides accurate data relative to the concentrations of all CMOs.

8.2 Laboratory Sample Preparation, Assaying, and Analytical Procedures

Third-party ICP-MS testing has been conducted at the laboratories listed in Table 8.2-1 as follows:

Table 8.2-1 ICP-MS Testing Laboratories

Laboratory	Contact	Address
SGS North America Inc. Natural Resources Geochemistry Laboratory	Byron Caton Natural Resources-Mineral Branch Manager	4665 Paris Street Suite B-200 Denver, Colorado 80239
University of North Dakota	Xiaodong Hou Research Associate Professor Institute of Energy Studies	Leonard Hall Room 300 81 Cornell Stop 8153 Grand Forks, ND 58202-8153
US Department of Energy, National Energy Technology Laboratory	Evan Granite	626 Conchrans Mill Road Pittsburgh, Pennsylvania 15236
SGS Canada Inc. Natural Resources Geochemistry Laboratory	Sridevi Thomas Metallurgist	185 Concenssion Street Lakefield ON, Canada K0L 2H0
Hazen Research	Tom Broderick	4601 Indiana St. Golden, CO 80403

September 17, 2025 Page 52

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.
WEIR

The NETL served as the initial laboratory for Ramaco's ICP-MS testing, however, for the 100-hole exploration program, Ramaco has utilized Hazen, UND, and SGS interchangeably based on availability at each facility.

All of these laboratories have documented procedures on chain of custody verification and sample receipts, login, preparation, storage, and disposal, and these laboratories are also ASTM certified.

The NETL and SGS both utilize the ICP-Mass Spectrometry (ICP-MS) technology for elemental analysis, employing a Sodium Peroxide Fusion process in preparing samples for testing. The UND utilizes an ICP-Optical Emission Spectrometry (ICP-OES) technology for elemental analysis, employing microwave acid digestion in preparing samples for testing.

The minimum limits of detection associated with each laboratory elemental ICP-MS analysis are summarized in Table 8.2-2 as follows:

Table 8.2-2 ICP-MS Assay Minimum Limits of Detection

			Minimum Limits of Detection (ppm)			
		Atomic	ICP-MS			ICP-OES
Symbol	Element	Number	SGS	NETL	Hazen	UND
Sc	Scandium	21	n/a	n/a	0.001	0.050
Y	Yttrium	39	0.500	4.000	0.001	3.330
La	Lanthanum	57	0.500	0.300	0.001	0.500
Ce	Cerium	58	0.500	0.060	0.001	3.330
Pr	Praseodymium	59	0.100	0.050	0.001	0.020
Nd	Neodymium	60	0.300	0.050	0.001	1.000
Pm	Promethium	61	n/a	0.100	0.001	n/a
Sm	Samarium	62	0.100	0.040	0.001	1.300
Eu	Europium	63	0.050	0.020	0.001	2.600
Gd	Gadolinium	64	0.100	0.040	0.001	0.500
Tb	Terbium	65	0.050	0.007	0.001	0.700
Dy	Dysprosium	66	0.100	0.050	0.001	0.600
Ho	Holmium	67	0.050	0.007	0.001	0.800
Er	Erbium	68	0.100	0.030	0.001	0.100
Tm	Thulium	69	0.050	0.007	0.001	0.080
Yb	Ytterbium	70	0.100	0.010	0.001	3.330
Lu	Lutetium	71	0.050	0.007	0.001	0.400

September 17, 2025 Page 53

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 3. Quality Control Procedures and Quality Assurance Quality Control is generally analyzed on a 10 percent basis with certified reference materials, sample duplicates, Continuing Calibration Verification (CCV), and blanks . 4. Sample Preparation, Security, and Analytical Procedures Adequacy It is WEIR’s opinion that sample preparation, security, and analysis procedures used for the Resource Area’s drill hole samples meet industry standards and practices for quality testing, with laboratory results suitable to use for geological modeling . September 17, 2025 Page 54

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. DATA VERIFICATION 2. Data Verification Procedures Ramaco provided WEIR copies of all available drilling records related to its Brook Mine, which included Excel spreadsheets, driller’s log, field geologist’s logs, core photographs, quality results sheets from the qualitative analysis laboratories, as well as drawing files or PDFs of the e - logs . Each hole in the database was individually checked by WEIR against a copy of the driller’s and/or geologist’s log to confirm data accuracy . Geological reviews performed by WEIR included : • Drill hole lithology database comparison to geophysical logs • Drill hole CMO and coal quality database comparison to quality certificates After completing the precursory verifications and validations described, the drill hole data was loaded into Datamine’s MineScape ® Stratmodel, a geological modeling software . MineScape provides robust error checking features during the initial data load, which include confirmations of seam continuity, total depth versus hole header file data, interval overlap, and quality sample continuity with CMO zones . Once the drill hole data was loaded, a stratigraphic model was created . A block model was subsequently produced using zones from the stratigraphic model which contains all CMO concentrations at coordinates of corehole analyses . Further verifications were then possible, which included : • Creating cross sections through both the stratigraphic and block models to visually inspect if anomalies occur due to miscorrelation of seams • Creating structural and quality contour plots to visually check for other anomalies due to faulty seam elevations or quality data entry mistakes in the drill hole database Typical errors that may impact reserve and resource estimates relate to discrepancies in original data entry, and may include : • Incorrect drill hole coordinates (including elevation) • Mislabeled drill hole lithology • Unnoticed erroneous quality analyses where duplicate analyses were not requested • Excessive drill hole core loss September 17, 2025 Page 55

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. WEIR conducted a detailed independent geological evaluation of data provided by Ramaco to identify and correct errors of the nature listed above . Where errors are identified and cannot be successfully resolved, it is WEIR’s policy to exclude that data from the geological model . The pXRF scanning technology only provides reliable analysis of Lanthanum, Cerium, and Yttrium (LaCeY) . It does not detect or accurately determine the concentration levels of most of the remaining REEs . As such, no pXRF data was incorporated into the geological model utilized in estimating CMO tonnage and grade, but rather, the model relied on results of the ICP - MS sampling analyses . All available ICP - MS sampling analyses were included in the drill hole quality database . 2. Data Verification Limitations Limitations of data verification included incomplete or missing records for some drill holes . The primary reason for this situation is incomplete data transfers upon change in property ownership . Based on its modeling results, WEIR found some of the drill holes with incomplete data, for example lacking geologist’s logfiles and/or e - logs, to be consistent with the deposit and appropriate to include in WEIR’s geological model . 3. Adequacy of Data It is WEIR’s opinion that the adequacy of sample preparation, security, and analytical procedures for holes and procedures that were drilled by Ramaco after acquiring the property are acceptable and that these procedures meet typical industry standards . Ramaco employs detailed process and procedures, described in Section 8 . 0 , that are followed each time a core hole is to be sampled . The geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling . Ramaco CMO quality analyses performed by the NETL, SGS, Hazen, or UND are to ASTM standards, as noted in Section 8 . 0 . The adequacy of sample preparation, security, and analytical procedures are generally unknown for drill holes that were drilled prior to Ramaco acquiring the property in 2011 . However, the geologist’s logs for these holes contain sampling descriptions and lithological descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling . All CMO quality analyses have been performed since Ramaco’s September 17, 2025 Page 56

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. acquisition of the property and these analyses have followed the procedures detailed in Section 8 . 0 . The legacy drill hole information was not used for CMO quality analyses, however, the drill holes were used for coal seam structure and thickness modeling . Model verifications further support WEIR’s confidence that a representative, valid, and accurate drill hole database and geological model(s) have been generated for the Brook Mine that can be relied upon to estimate CMO tonnage to an accuracy that is acceptable for this report’s specified standards . September 17, 2025 Page 57

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. MINERAL PROCESSING AND METALLURGICAL TESTING 2. Mineral Processing, Testing, and Analytical Procedures Ramaco has been performing metallurgical testing on the CMOs since May of 2023 . This data along with recent test work conducted by Hazen and as directed by Fluor, was incorporated into the conceptual process plant design described in the PEA . The PEA includes both a flowsheet design as well as the corresponding mass balance analysis . Mineral processing, testing, and analytical procedures included measurement of mineral recovery from laboratory bench testing including leach extraction and flotation recovery as well as the utilization of Metso’s HSC Chemistry Software to simulate various circuit performance . Coal recovered at the planned Brook Mine will be sold as a run - of - mine (ROM) thermal coal product . As such, mineral processing and metallurgical testing do not apply . 2. Mineralization Sample Representation The bulk samples being used for leach recovery testing include raw coal and other mineralized zones outside of the coal intervals . WEIR believes that the various ore types appear to be well represented in the test samples . At the onset, processing methods are not likely to vary significantly with ore type, therefore, samples for typical ore processing appear to be adequately represented as well . 3. Analytical Laboratories The same laboratories identified in Section 8 . 2 were involved in mineral processing analyses and metallurgical testing . Please see Section 8 . 2 for further details . 4. Relevant Results and Processing Factors Overall recovery for the initial block flow is driven predominantly by leach extractions and estimates for full scale recovery . Multi - stage leaching test results have yielded recoveries of REE’s into the low 90 s . The overall critical mineral recovery of the REE’s and including scandium, gallium and germanium averages 84 percent . Further tests are planned in future phases to optimize and confirm full flowsheet recoveries . Recovery percentage highly influences project profitability . September 17, 2025 Page 58

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 10 . 5 Data Adequacy WEIR’s review of Fluor’s PEA found that the report supports favorable economic results for the Brook Mine . Fluor’s assumptions in reaching its conclusion were reasonable, with data adequacy and testing suitable to estimate preliminary economic results for the Brook Mine . September 17, 2025 Page 59

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. MINERAL RESOURCE ESTIMATES The CMO and coal resources, as of June 30 , 2025 , are reported as in - place resources . Resources are reported in categories of Measured, Indicated and Inferred tonnage, in accordance with Regulation S - K Item 1302 (d)( 1 (iii)(A)) . 1. Key Assumptions, Parameters, and Methods Based on WEIR’s review and evaluation of the data relative to the Brook Mine, resource estimation criteria were applied to ensure reported mineral resource tonnage has a reasonable prospect for economic extraction . General resource criteria and parameters are as follows : • All resources (CMO and coal) were estimated on an in - situ basis as of June 30, 2025. • All resources (CMO and coal) are based on recovery of the Lower 7 Seam and above. • Previous underground mine workings were excluded from resource estimates. • CMO and coal tonnage outside of the aerial extent of the current permit area was not included in the Resource estimate (total area of approximately 4 , 500 acres) . • Coal density (pounds per cubic foot) is based on apparent specific gravity data from analyses of dill hole samples and channel samples, where available . Otherwise, it is based on raw coal ash (dry basis) using the formula [ 1 . 25 +(Ash/ 100 )] x 62 . 4 pounds per cubic foot . • No minimum cutoff grade was applied to CMO resources . However, ore grade ranges are presented in the Resource estimate . • For the purposes of this TRS, WEIR assigned an inferred category to all CMO and coal resources due to the preliminary nature of the geological study and associated CMO processing study and design work . 1. CMO Commodity Specifics Pending further analysis necessary to determine mining and processing recoveries and associated economics, no specific cut - off grade was employed in preparing estimated resource tonnage associated with the Resource Area . This effectively represents a comprehensive Resource estimate of all in - place mineral, regardless of ore grade, presented by ore grade ranges . However, Flour ore processing economics are preliminarily designed on a 500 ppm whole - rock basis average ore grade . September 17, 2025 Page 60

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

While ICP-MS elemental analysis is reported on the basis of concentration and mass of rare earth elements and other critical minerals, for purposes of reporting results in a fashion consistent with industry practice, elemental mass is converted to oxide mass. Conversion factors for density of each element to its oxide are detailed in Table 11.1-1:

Table 11.1-1 Element to Oxide Density Conversions

Sym	Element	Atomic No	Atomic Wt	Oxide Form	Oxide Molecular Wt	Conversion Factor
Sc	Scandium	21	44.96	Sc^2O^3	137.91	1.53
Y	Yttrium	39	88.91	Y^2O^3	225.81	1.27
La	Lanthanum	57	138.91	La^2O^3	325.81	1.17
Ce	Cerium	58	140.12	CeO^2	328.23	1.23
Pr	Praseodymium	59	140.91	Pr^6O^{11}	329.81	1.21
Nd	Neodymium	60	144.24	Nd^2O^3	336.48	1.17
Pm	Promethium	61	145.00	Pm^2O^3	338.00	1.17
Sm	Samarium	62	150.36	Sm^2O^3	348.72	1.16
Eu	Europium	63	151.96	Eu^2O^3	351.93	1.16
Gd	Gadolinium	64	157.25	Gd^2O^3	362.50	1.15
Tb	Terbium	65	158.93	Tb^4O^7	365.85	1.18
Dy	Dysprosium	66	162.50	Dy^2O^3	373.00	1.15
Ho	Holmium	67	164.93	Ho^2O^3	377.86	1.15
Er	Erbium	68	167.26	Er^2O^3	382.52	1.14
Tm	Thulium	69	168.93	Tm^2O^3	385.87	1.14
Yb	Ytterbium	70	173.05	Yb^2O^3	394.11	1.14
Lu	Lutetium	71	174.97	Lu^2O^3	397.93	1.14
Ga	Gallium	31	69.72	Ga^2O^3	187.44	1.34
Ge	Germanimu	32	72.64	GeO^2	104.64	1.44

The REEs of most interest to Ramaco in the Resource Area are Neodymium, Praseodymium, Terbium, and Dysprosium, as well as the critical minerals Scandium, Gallium, and Germanium. These CMOs exhibit unique magnetic properties and are commercially valuable due to high demand and scarce supply. For purposes of this TRS, Neodymium, Praseodymium, Dysprosium, Terbium, and Samarium are defined as the Primary Magnetic REEs (PMREEs). PMREEs are important components for super-power constant magnets, which are critical in industrial generators and in transforming any kind of energy (wind, tidal, thermal, etc.) into electricity. Another group of magnetic REEs, including Samarium, Gadolinium, and Holmium, exhibit similar magnetic properties, but given minor commercial significance, these magnetic REEs are categorized as Secondary Magnetics REEs (SMREE).

HREEs include Holmium, Erbium, Thulium, Ytterbium, and Lutetium. HREEs are also of particular value given relative shortages in supply. HREEs are critical in technology, fiber optics, and medical device manufacturing.

September 17, 2025 Page 61

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Also reported are the Light REEs (LREE), which include Lanthanum, Cerium, Praseodymium, Neodymium, and Samarium. Non-REE critical minerals reported include Germanium, Gallium, Yttrium, and Scandium.

All REEs and other critical minerals, with the exception of Promethium, have been classified by the USGS as Critical Minerals, according to the USGS 2022 listing of critical minerals. Critical Minerals are defined by the agency to play a significant role in the United States' national security, economy, renewable energy development and infrastructure. Promethium, the only REE not on the Critical Mineral list, exhibits a half-life of approximately 18 years and is not found naturally on earth.

The CMOs and relative categorizations, as defined for purposes of this TRS, are summarized in Table 11.1-2 as follows:

Table 11.1-2 Rare Earth Elements and Other Critical Minerals

Symbol	Element	Atomic Number	Heavy/ Light	Primary Magnetic	Secondary Magnetic	Critical Mineral (1)	Critical REE(2)
Sc	Scandium	21	-	-	-	Yes	N/A
Ga	Gallium	31	-	-	-	Yes	N/A
Ge	Germanium	32	-	-	-	Yes	N/A
Y	Yttrium	39	-	-	-	Yes	Yes(4)
La	Lanthanum	57	Light	-	-	Yes	No
Ce	Cerium	58	Light	-	-	Yes	Excess
Pr	Praseodymium	59	Light	Yes	-	Yes	No
Nd	Neodymium	60	Light	Yes	-	Yes	Yes
Pm(3)	Promethium	61	-	-	-	-	No
Sm	Samarium	62	Light	-	Yes	Yes	No
Eu	Europium	63	-	-	-	Yes	Yes
Gd	Gadolinium	64	-	-	Yes	Yes	No
Tb	Terbium	65	-	Yes	-	Yes	Yes
Dy	Dysprosium	66	-	Yes	-	Yes	Yes
Ho	Holmium	67	Heavy	-	Yes	Yes	Excess
Er	Erbium	68	Heavy	-	-	Yes	Yes
Tm	Thulium	69	Heavy	-	-	Yes	Excess
Yb	Ytterbium	70	Heavy	-	-	Yes	Excess
Lu	Lutetium	71	Heavy	-	-	Yes	Excess

(1) U.S. Geological Survey
(2) Ekmann, 2012, Reid, 2018
(3) Promethium is not found in nature on earth
(4) Yttrium is not a Lanthanoid, but is commonly included as one.

September 17, 2025 Page 62

Notes: • Mineral Resources reported are not Mineral Reserves and do not meet the threshold for reserve modifying factors that would allow for conversion to mineral reserves . There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves in the future . • Coal and CMO resources are considered collectively in the evaluation of economic mineability, such that while coal may not be economically mineable independently of CMOs, its revenue will offset costs associated with CMO production . • Coal Resources assume a run - of - mine thermal coal product realizing a sales price of $ 12 . 00 per short ton F OB mine . • CMO Resources assume typical CMO product realizing a basket sales price of $ 335 , 189 per metric tonne FOB Plant with an average cost (including coal mining) of $ 230 , 414 per metric tonne . Inferred 4.3 1.1 <200 6.8 63.0 200 - 300 4.9 700.4 300 - 400 6.0 325.1 400 - 500 4.5 197.5 500 - 750 8.7 49.0 750 - 1000 5.8 17.7 1000 - 2000 >2000 37.9 11.8 Total 1,391.6 Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 11.1.2 Coal Commodities Specifics Coal will be mined along with the CMO ore (which includes some coal) in order to help offset CMO mining costs. Coal resources are estimated below. 11.2 Estimates of Mineral Resources The CMO resources, as of June 30, 2025, are reported as in - place resources. CMO Resources are summarized in Table 11.2 - 1 below: Table 11.2 - 1 In - Situ CMO Resource Tonnage and Quality Estimate, as of June 30, 2025 CMO PPM CMO Tons Average Zone Ore Class Range (000) Thickness (Ft) September 17, 2025 Page 63

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

- Resources presented here include Inferred tonnage which comprise 100 percent of the total Resource estimate.
- No CMO cut-off grade was applied.
- Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

The coal resources, as of June 30, 2025, are reported as in-place tonnage and summarized in Table 11.2-2 as follows:

Table 11.2-2 In-Place Coal Resource Tonnage and Quality Estimate, as of June 30, 2025

Seam Description	In-Situ Coal (000 Tons)	Average Seam Thickness (ft)	Total Overburden (000 Bcy)	Average Overburden Thickness (tt)	Average Relative Density	Average Total Moisture (% AR)	Average Ash (% AR)	Average Total Sulfur (% AR)	Average Calorific Value (Btu/Lb)	Incremental Stripping Ratio (Bcy/In-Situ Ton)	Cummulative Strpping Ratio (Bcy/In-Situ Ton)
Dietz 2 B Upper	2,821	7.5	28,224	90.2	1.40	20.6	15.0	1.34	8,310	10.0	10.0
Dietz 2 B Lower	488	2.4	29	6.4	1.34	23.0	7.3	1.00	8,822	0.1	8.5
Dietz 2 C Upper	689	2.4	2,057	8.0	1.34	23.0	7.3	1.00	8,822	3.0	7.6
Dietz 2 C Lower	161	3.1	249	11.2	1.34	23.0	7.3	1.00	8,822	1.6	7.3
Dietz 3 B Upper	2,862	3.8	38,847	63.2	1.43	20.1	17.3	2.83	8,114	13.6	9.9
Dietz 3 B Lower	1,324	3.3	1,845	12.6	1.45	20.3	21.3	1.18	8,247	1.4	8.5
Dietz 3 C Upper	4,651	5.9	23,269	35.7	1.34	23.4	8.1	0.52	8,795	5.0	7.3
Dietz 3 C Lower	14,093	8.4	52,809	60.0	1.35	23.4	8.9	0.99	8,763	3.7	5.4
Monarch Rider	88	2.6	2,882	105.4	1.45	20.0	20.3	1.64	7,683	32.8	5.5
Monarch	20,070	11.3	88,077	54.8	1.31	23.1	5.6	0.82	9,322	4.4	5.0
Upper Carney	19,877	4.6	298,953	77.7	1.34	22.0	11.6	1.46	8,795	15.0	8.0
Lower Carney	51,569	8.4	153,056	38.0	1.34	24.0	9.7	0.50	8,545	3.0	5.8
Masters	31,634	4.8	229,776	39.3	1.34	23.5	9.8	1.19	8,778	7.3	6.1
Lower 1	1,178	2.4	3,569	8.3	1.34	23.0	7.3	1.00	8,822	3.0	6.1
Lower 2	4,943	4.6	41,876	44.6	1.34	23.0	7.3	1.00	8,822	8.5	6.2
Lower 3	3,804	4.1	28,188	34.6	1.34	23.0	7.3	1.00	8,822	7.4	6.2
Lower 4	3,765	3.1	66,809	62.0	1.34	23.0	7.3	1.00	8,822	17.7	6.5
Lower 5	1,645	2.7	42,330	77.5	1.34	23.0	7.3	1.00	8,822	25.7	6.7
Lower 6	2,080	2.9	82,327	128.0	1.34	23.0	7.3	1.00	8,822	39.6	7.1
Lower 7	1,965	2.4	97,924	136.8	1.34	23.0	7.3	1.00	8,822	49.8	7.6
Total	169,705	5.8	1,283,098	54.8	1.34	23.2	9.4	0.94	8,755	7.6	7.6

Notes:

- Mineral Resources reported above are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves in the future. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves.
- Coal and CMO resources are considered collectively in the evaluation of economic mineability, such that while coal may not be economically mineable independently of CMOs, its revenue will offset costs associated with CMO production.
- Coal Resources assume a run-of-mine thermal coal product realizing a sales price of $12.00 per short ton FOB mine.
- Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

September 17, 2025 Page 64

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 3. Technical and Economic Factors for Determining Prospects of Feasible Extraction Several additional factors besides resource tonnage are involved in determining prospects of feasible extraction for both CMOs and coal at the planned Brook Mine . These items are summarized below : • Sales price (coal) : The Free on Board (FOB) Mine coal sales price used in assessing the economic mineability of the Brook Mine coal is primarily based on sales of a thermal coal product . Coal sales price is discussed further in Section 16 . 0 • Sales price (CMOs) : The FOB Mine CMO sales prices used in assessing the economic mineablity of the planned Brook Mine CMOs is based on assumptions from Fluor’s PEA and is discussed further in Section 16 . 0 . • Capital expenditures (CMOs and coal) : Capital expenditures are significant for this project for both CMOs and coal . For CMOs, assumptions from the PEA are used to estimate capital costs for equipment required to process the CMO ore material and extract CMOs . For coal, large equipment must be purchased to remove burden material and recover coal . This information was provided by Ramaco . Capital expenditures are discussed further in Section 18 . 0 . • Operating costs (CMOs and coal) : Both mining and processing operating costs will significantly affect project feasibility . Operating costs are discussed further in Section 18 . 0 . 11 . 4 Mineral Resource Classification Mineral Resource estimates prepared for the Brook Mine are based on the SEC Regulation S - K Item 1302 (d)( 1 (iii)(A)), which established definitions and guidance for mineral resources, mineral reserves, and mining studies used in the United States . The definition standards relative to resources are as follows : Mineral Resource : Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction . A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut - off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable . It is not merely an inventory of all mineralization drilled or sampled . September 17, 2025 Page 65

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. • Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling . The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability . Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve . • Indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling . The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit . Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve . • Measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling . The level of geological certainty associated with a measured mineral resource is sufficient to allow a Qualified Person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit . Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve . Geostatistical methods were applied to drill hole coal thickness and quality data for the Monarch and Masters Seam at the planned Brook Mine to develop variogram ranges (radii) used for resource classification . Variograms were generated for the Monarch, Carney, and Master seams . An overall average between these seams resulted in WEIR selecting 1 , 000 and 3 , 000 feet for measured and indicated radii, respectively . Given the preliminary nature of this geological study, these radii were not used to determine confidence intervals, but rather to support a reasonable assumption of lateral continuity to be applied in WEIR’s resource modeling of the Brook Mine . September 17, 2025 Page 66

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 11 . 5 Uncertainty in Estimates of Mineral Resources Mining is a high risk, capital - intensive venture and each mineral deposit is unique in its geographic, social, economic, political, environmental, and geologic aspects . At the base of any mining project is the mineral resource itself . Potential risk factors and uncertainties in the geologic data serving as the basis for deposit volume and quality estimations are significant considerations when assessing the potential success of a mining project . Geological confidence may be considered in the framework of both the natural variability of the mineral occurrence and the uncertainty in the estimation process and data behind it . The mode of mineralization, mineral assemblage, geologic structure, and homogeneity naturally vary for each deposit . Structured variability like cyclic depositional patterns in sedimentary rock can be delineated mathematically with solutions like trend surface analysis or variography . Unstructured variability, in the distribution of igneous rock composition, for example, is more random and less predictable . The reliability of mineral resource estimation is related to uncertainties introduced at different phases of exploration . Resources meeting criteria for Measured, Indicated, and Inferred categories are determined by the quality of modeled input data, both raw and interpreted . An exploration program comprises several stages of progressive data collection, analysis, and estimation, including : ⦁ Geological data collection ⦁ Geotechnical data collection ⦁ Sampling and assaying procedures ⦁ Bulk density determination ⦁ Geological interpretation and modeling ⦁ Volume and quality estimation ⦁ Validation ⦁ Resource classification and estimation Error may be introduced at any phase . Data acquisition and methodologies should be properly documented and subject to regular quality control and assurance protocols at all stages, from field acquisition through resource estimation . Managing uncertainty requires frequent review of process standards, conformance, correctional action, and continuous improvement planning . Risk can be minimized with consistent exploration practices that provide transparent, September 17, 2025 Page 67

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. backwards traceable results that ultimately deliver admissible resource estimates for tonnage and quality . Continued metallurgical testing and bulk sample testing for the planned mine will undoubtably have impacts on final flowsheet design for CMO recovery from raw ore . As this testing progresses and process design is refined, so too will estimates of technical and economic cut - off ranges . As discussed in Sections 8 . 0 , 9 . 0 , and 10 . 0 , it is WEIR’s opinion that Ramaco’s methodologies of data acquisition, record - keeping, and QA/QC protocols are adequate and reasonable for resource estimation at the planned Brook Mine . In summary, WEIR has reviewed all geologic and geotechnical data inputs, collection protocols, sampling, assaying, and laboratory procedures serving as the basis for the deposit model, its interpretation, and the estimation and validation of the quantity and quality of CMO and coal resources within the Brook Mine . While the continuity of an Inferred Resource is by definition a low confidence assumption, current Coal and CMO continuity is supported by professionally developed, well maintained, quantitative and qualitative data . WEIR finds no material reason related to geologic uncertainty that prohibits estimation of Inferred Resources . 6. Additional Commodities or Mineral Equivalents There are no commodities or minerals of interest within the Resource Area beyond the CMO and coal deposits discussed in this TRS . 7. Risk and Modifying Factors By definition, the quantity, grade, and continuity of Inferred Resources have sufficiently low confidence that it is inappropriate to apply detailed modifying factors in the same way as for Indicated or Measured Resources . The low confidence level associated with Inferred Resources is in part due to certain identifiable risks . In particular at the Brook Mine, risks associated with mineral resource estimates include the following : • Implied spatial continuity extents September 17, 2025 Page 68

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. • On - going seam and lithology correlation and structural definition • Identification of faulting throughout the deposit • Areas of low ICP - MS sampling coverage, in particular below the Masters Seam • Geotechnical evaluations of surface mining feasibility and mineral recovery at significant depths • Volatility of CMO and mineral sales prices • Significant variations in operating cost, processing recoveries, capital expenditures, and productivity can preclude the economic mineability of the Brook Mine . • Unforeseen changes in legislation and new industry developments could positively or negatively alter the performance of Ramaco by impacting thermal coal or CMO demand, mining regulations, permitting, and taxes . September 17, 2025 Page 69

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 12.0 MINERAL RESERVE ESTIMATES Inferred Resource tonnage estimates reported are not Mineral Reserves, and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to Mineral Reserves . There is no certainty that any part of the Brook Mine CMO or coal resource tonnage estimates will be converted into Mineral Reserves . September 17, 2025 Page 70 [The remainder of this page is intentionally left blank]

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.
WEIR

13.0 MINING METHODS

The mining method planned for the Brook Mine is truck/shovel. A truck/shovel equipment spread will be the primary overburden mover. Burden material will be initially removed to stockpiles, however, once enough storage space is made available, burden material will be placed back into mined out pits. Burden material will be removed to uncover both CMO ore zones and thermal coal.

Coal will be mined using a standard truck/loader equipment spread (see Table 13.4-1). Coal mined from the pit will be placed in a stockpile and loaded onto rail cars or trucks. This same equipment spread will also be used to recover CMO ores for transport to the processing plant.

The overburden will require blasting for removal. However, it is anticipated that dozers will rip targeted CMO ore zone material to facilitate loading and decrease dilution.

13.1 Geotechnical and Hydrological Models

13.1.1 Geotechnical Model

Laboratory strength analysis was conducted on four samples from two locations (R13-019 and R13-023) and results provided in Addendum D5-5. These specific sample sites were chosen due to their central locality to the permit area.

13.1.2 Hydrogeological Model

Two types of aquifer tests have been conducted to collect baseline data for the permit, constant rate discharge aquifer pumping tests with one or more wells monitored for the duration of the test and single well slug tests. Slug tests are a scientifically accepted method for characterizing the hydraulic conductivity.

In addition to the aquifer test that was conducted by Ramaco, the Big Horn Coal Mine also conducted aquifer testing.

13.1.3 Other Mine Design and Planning Parameters

Probably the most significant planning parameters deal with mineral extraction and recovery. These extraction facilities will be vital in securing an economically feasible operation.

September 17, 2025 Page 71

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 2. Production Mine Life, Dimensions, Recovery, and Dilution 1. Production Rates The Fluor PEA details Brook Mine production rate targeted extraction of 2 . 5 million metric tonnes of feed ore annually, which will in turn produce approximately 1 , 100 metric tonnes of CMOs . This level of mining is also estimated to produce approximately 2 . 7 million short tons of coal each year . 2. Expected Mine Life The Fluor PEA was modeled based on a mine life of 40 years, assuming approximately 1 , 000 metric tons of CMO and 2 . 7 million short tons of coal production annually . 3. Mine Design Dimensions Bench design for the planned Brook Mine will be an important consideration for achieving planned production and ground control stability . These mine dimensions will be determined once equipment size of the burden removal fleet is selected . Equipment sizes are still being evaluated . Further study is required to determine mining feasibility at greater depths of surface mining within the Brook Mine . 13 . 2 . 3 Mining Recovery and Dilution By definition, inferred resources are too uncertain to assume continuity or mineability with confidence, as such, mining losses and dilution are not applied at this stage . Any adjustment for mining recovery, losses, or dilution would imply a level of certainty that is not permitted . As study progresses, mining losses for coal will be assessed based on potential exclusion of weathered, lignitic, smoldering, or poor - quality coal that will not meet typical market specifications . Additionally, coal that becomes diluted to the point of becoming uneconomical from mining conditions, such as highwall or spoil failures, is accounted for as a loss in the recovery factor . Uneconomic coal near coal burn lines will be left in place and is not considered recoverable coal . Mining losses associated with CMO intervals will be dependent on continued refinement of geological models, mine plans, and development of in - pit monitoring and sampling procedures . September 17, 2025 Page 72

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Other Losses During the normal mining process other losses can occur that are difficult to quantify . Such losses relate to discrepancies between the actual conditions and the geological model, blasting, transportation, and spontaneous combustion . Much work is currently being done to establish proper extraction methodology and estimate recoveries for CMOs, and this work is on - going . Based on the Fluor PEA, a caustic leach method produced the highest extraction efficiencies, with all REEs exceeding 90 percent extraction, and other critical minerals, such as Scandium, Gallium, and Germanium, achieving average extraction rates in the mid - 80 percent range . 3. Development and Reclamation Requirements 1. Surface Development Requirements Surface mining sites require drainage designs to control surface water runoff . WEIR has reviewed Ramaco’s designs, which have been approved in its WYDEP and WPDES permits, and found the designs to be adequate and consistent with industry standards, and permit requirements . 2. Reclamation Requirements Reclamation of the mined surface areas will follow coal extraction in accordance with plans included in the current Wyoming DEQ Land Quality Permit . The land will be graded to blend with existing topographic features . Drainage systems will be reestablished . Some internally drained areas (playas) will be created to replace those existing in the pre - mine landscape . Contoured surfaces will be dressed with topsoil and planted to a variety of grasses, forbs, and shrubs . Prudent handling and mixing of zones of concern to meet WYDEQ/LQD Guidelines will eliminate postmining contamination problems and aid reclamation efforts . For these reasons, RAMACO believes that overburden analyte exceedances will not pose a significant problem to meet WYDEQ/LQD reclamation standards . September 17, 2025 Page 73

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.
WEIR

13.4 Mining Equipment and Personnel

13.4.1 Mining Equipment

The overburden, CMO, and coal removal will be conducted utilizing surface mining equipment. The planned Brook Mine is projected to use the following surface mining equipment as shown in Table 13.4-1.

Table 13.4-1 Brook Mine Equipment List

Equipment Class	Equipment Type	Quantity	Cost Each	Total Cost
Front Hydraulic Shovel	PC8000-11 (Diesel)	1	18,950,000	18,950,000
Burden Haul Trucks	930E-5	5	6,840,000	34,200,000
Production Dozer	D11T	2	3,200,000	6,400,000
Shovel Dozer	D10T	2	2,650,000	5,300,000
Overburden Drill	DML Drill	3	2,062,985	6,188,955
Road Grader	16 Grader	2	1,605,000	3,210,000
Utility Excavator	349 Excavator	2	625,000	1,250,000
Front End Loader	992K (High Lift)	1	3,200,000	3,200,000
Coal Haulage	785C	4	3,900,000	15,600,000
Grease Truck	Grease Truck	2	350,000	700,000
Oil Truck	Oil Truck	2	350,000	700,000
Fuel Truck	Fuel Truck	2	350,000	700,000
Water Truck	Water Truck	2	1,881,845	3,763,690
Mechanic Truck	Mechanic Truck	8	500,000	4,000,000
Pickups	Pickups	6	80,000	480,000
Pumps	Dewatering Pumps	4	40,000	160,000
Light Plants	Light Plants	4	15,000	60,000
Miscellaneous	Miscellaneous	1	200,000	200,000
Total		53		105,062,645

13.4.2 Staffing

The Brook Mine is scheduled to produce coal two production shifts each day, with three rotating crews working 12-hour shifts per day, seven days a week, 365 days a year. Hourly personnel are not projected to be affiliated with any union, with no change in that structure anticipated in the near term. Table 13.4-2 below shows anticipated staffing requirements prior to and after mine startup.

Table 13.4-2 Brook Mine Staffing

Year	Employee Count
Current[(1)]	10
2026-LOM	210

(1) As of July 2025

September 17, 2025 Page 74

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Recruiting suitable personnel to operate the mine and processing facility may prove to be a challenge for Ramaco . The Brook Mine is close to Sheridan, Wyoming, with a 2025 population of approximately 20 , 000 . There are also other smaller towns surrounding the Brook Mine . As such, the availability of experienced new hires may be limited . Some experienced personnel may be available from Gillette, Wyoming ( 110 miles east) which, over the last few years, has experienced mining personnel reductions . With proper ramp up periods assumed and well - developed training protocols from Ramaco’s eastern mining operations, WEIR believes that Ramaco will be able to fully staff the Brook Mine . 13.5 Life of Mine Plan Map While a Life - of - Mine (LOM) Plan has not yet been engineered, for purposes of this study WEIR considered the entire Resource Area in the mine plan . This includes the aerial extent of the existing permit as well as vertical distances to the bottom of the Lower Seam 7 . The mining area considered for the Brook Mine Resource Area is shown on Figure 13 . 5 - 1 . Continued mine plan optimization will likely result in selectively mining areas of higher grade within the total mineable area . Figure 13 . 5 - 1 Mine Plan Area September 17, 2025 Page 75

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. PROCESSING AND RECOVERY METHODS In its PEA, Fluor outlines a multi - stage leaching process to produce high CMO extraction efficiencies from the anticipated feed ore to be produced from the mining operations . The flowsheet design was informed by preliminary metallurgical testing conducted by Hazen and supplemented with data provided by Ramaco and WEIR regarding anticipated ore feed grades . 1. Material Handling Process and Flowsheet The ore extraction process at the planned Brook Mine involves several sequential steps to extract REEs and other critical minerals like Gallium and Germanium from the run - of - mine (ROM) material . In their preliminary form, these steps are detailed in the PEA as follows : 1) Feed Handling and Comminution : The ROM material, which has high crushability and a low Crushing and Grinding Work Index, is processed . Mineral sizers are used as primary and secondary crushers to handle the sticky, high clay and moisture content material . An open circuit ball mill is used to achieve a target p 80 of 200 µm for the leach feed . 2) Pretreatment : The ball mill discharge, primarily composed of kaolinite clay and quartz with minor iron oxides and coal, undergoes pretreatment . This step aims to liberate critical minerals and enhance leach kinetics for subsequent steps . 3) Primary Leaching and Filtration : A primary leaching agent is applied to the pretreated feed to solubilize the host mineral matrix, liberating Gallium and Germanium, and also attacking a portion of the liberated REEs . The resulting slurry is then filtered, with the residue containing most of the REE content sent for secondary leaching . 4) Secondary Leaching and Filtration : The filter cake from the primary leach is re - pulped and treated with a secondary leaching agent to solubilize the remaining REEs . Some gangue minerals are also leached during this reaction . The impure REE solution is filtered, producing a PLS Filtrate and a final leach residue, which is washed and discarded as cake to a lined dry stack storage area . 5) Impurity Removal – Precipitation and Ion Exchange : a. Impurity Precipitation : The impure REE solution is transferred to purification reactors where some impurities are removed by pH adjustment, leading to their precipitation . This constitutes the first stage of purification, yielding a partially purified REE filtrate for the Solvent Extraction (SX) circuit . The filter cake September 17, 2025 Page 76

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. from this stage is combined with the leach residue and sent to the residue storage area . b . Ion Exchange (IX) : Other contaminants in the filtrate from the impurity precipitation stage are removed using an ion exchange process . Specific resins absorb these impurities, allowing REE ions to pass through to the SX circuit . Loaded resin is then stripped, with the effluent enriched in impurities sent to waste treatment . 6) Rare Earth Separation - Solvent Extraction : After IX, the REEs, now free from impurities, are still dilute . They are re - precipitated by adjusting the pH, forming a concentrated REE precipitate including Scandium, which is filtered out . This filter cake is then re - leached in hydrochloric acid to feed the SX with a high REE chloride solution . The exact number of contact mixer settlers for the SX circuit will be determined in future metallurgical test work . 7) Gallium & Germanium Processing : Gallium and Germanium are selectively removed from the REE metals during the filtration step in the Primary Leach Section . Gallium is recovered using the industry - established SX with Kelex 100 , which offers high selectivity . Both Gallium and Germanium are recovered in hydroxide form and then calcined, potentially using the REE calcining systems with measures to avoid cross - contamination . A high - level block flow diagram of the proposed processing steps is provided on Figure 14.1 - 1, as follows: September 17, 2025 Page 77

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.

Figure 14.1-1 Block Flow Diagram


ORE SOURCE
FEED HANDLING & SIZING
Water
PRETREATMENT
Reagent Recycle
pH Modifier
Leaching Agent
Water
PRIMARY LEACHING & FILTRATION
Leach Solution
PRECIPITATION REACTORS
Leaching Agent
Water
Releach Reagent
SECONDARY LEACHING & FILTRATION
GALLIUM & GERMANIUM RECOVERY
Gallium
Germanium
pH Modifier
Water
IMPURITY REMOVAL
Impurities
Filter Cake
Precipitation Agent
Water
RARE EARTH SEPARATION & PRECIPITATION
Scandium
Rare Earth Products

14.2 Material Handling System Design, Equipment, and Specifications

The material handling system at the planned Brook Mine is designed to process ROM material, focusing on its specific characteristics of high crushability and stickiness due to clay and moisture content. Key equipment includes primary and secondary crushers, and an open circuit ball mill.

The designs address the ROM material tendency to cake or be sticky. Final designs of specific sizing of the circuits will be accurately determined by future test work to fully describe the ore characteristics, including Particle Size Distribution, Crushing Work Index, and Bond Work Index.

September 17, 2025 Page 78

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 3. Energy, Water, Process Materials, and Personnel Requirements As described in the Fluor PEA, energy, water, process materials, and personnel requirements are summarized as follows: Energy Requirements : • Electricity : Power consumption is estimated from the mechanical equipment list, considering equipment run times and absorbed power . Electricity is estimated at $ 2 . 11 per tonne of plant feed . • Natural Gas : Natural gas is listed as a utility with an estimated annual cost equating to $ 0 . 91 per tonne of plant feed . • Steam Condensate : Steam/process condensate will originate from the boiler house and be used to satisfy process needs . Water Requirements : • Fresh Water : Supplied by drilled wells on site, will serve domestic, firewater, and process make - up needs . • Groundwater : Onsite groundwater will be integrated into the water supply and distribution system for process make - up, dust control, and fire suppression . • Potable Water : Raw water will be treated to potable standards for administrative buildings, restrooms, cafeteria, break rooms, eye wash stations, and safety shower units . Chlorinated bottled water will be brought in for drinking purposes . • Process Cooling Water : A cooling tower system will provide a continuous flow of cooling water throughout the process area . • Wastewater Treatment : Sewage waste from bathroom facilities and breakroom operations will be managed through a contracted package sewage plant using membrane bioreactor technology, with treated effluent disposed of offsite . Process Materials : • The specific reagents required for process plant reagents are not disclosed to protect the intellectual property related to the flowsheet . To that end, the reagents to be utilized are common among other critical mineral and hydrometallurgical flowsheets . Personnel Requirements: • Overall Staffing : Mining and processing at the planned mine projects a total headcount of 200 personnel, encompassing mine, mineral processing, and general administration . September 17, 2025 Page 79

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. INFRASTRUCTURE 2. Roads Access to the property is from Interstate Highway 90 , which crosses the property from west to south . State Highway 338 , which connects Sheridan, Wyoming to Decker, Montana, crosses the southeastern portion of the Brook Mine . Secondary roads and trails provide access to the remaining lands . The nearest airport is the Sheridan County Airport (SHR), which is located in Sheridan, Wyoming, approximately seven miles southeast of the Brook Mine . The Billings Logan International Airport (BIL) in Billings, Montana, is located approximately 95 miles northwest of the Brook Mine . 2. Rail Rail access is by the Burlington Northern Railroad, which is located in the Tongue River and Goose Creek valleys . This rail access is centrally located adjacent to the south side of the permit area . 3. Power Ramaco currently purchases electricity from Montana Dakota Utilities (MDU) for its surface facilities . Services from MDU are currently being upgraded for electrical supply to pilot processing facilities . This will require further expansion for commercial operations expected in 2028 . The basis for power consumption and cost is included in the Fluor PEA . 4. Water Water used in the Brook Mine facilities will include potable water and industrial water . Potable water at surface facilities is and will be produced from on - site wells with the ability to truck onto site to meet increased demand . Industrial water will be used for dust suppression on the haul roads, equipment wash down, fire suppression, and processing facilities . This water will be obtained from collection basins constructed on site, and other nearby sources, including abandoned underground coal workings inside the permit boundary and supplemented by on - site wells . September 17, 2025 Page 80

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. A packaged sanitary wastewater treatment system will be provided to treat waste from restrooms, break rooms, and other potable water users onsite . The water will be treated with membrane bioreactor technology . Treated effluent will be taken offsite and disposed of at an appropriate waste facility . 5. Pipelines Oil and gas pipelines are common occurrences at the Brook Mine . Owners will be contacted in situations that involve potential disturbance of existing wells and pipelines . In general, no mining is anticipated closer than 50 feet from any existing oil and gas pipelines and wells . 6. Port Facilities, Dams, and Refuse Disposal The surrounding waterways are not navigable for commercial traffic . Coal sales from the planned Brook Mine have not yet been negotiated with potential customers, as such, coal shipping and sales arrangements are not available . Dams and refuse disposal requirements that may be required for CMO processing are currently being evaluated . Since the coal will be sold as a direct shipped thermal product, no coal processing will be required and thus, no coal refuse disposal will be required . 7. Map of Infrastructure Existing structures on the site are currently limited to the iCAM building as shown on Figure 15 . 7 - 1 , along with other features such as rail, oil and gas wells, and power lines . September 17, 2025 Page 81

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Figure 15.7 - 1 Infrastructure Map September 17, 2025 Page 82

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 16.0 MARKET STUDIES Ramaco developed a long - term pricing model for its CMO products . For purposes of the Fluor PEA, Ramaco pricing was utilized relative to revenue projections . The price list by key product is detailed in Table 16 . 0 - 1 as follows : Table 16.0 - 1 Product Pricing September 17, 2025 Page 83 The weighted average (by percent of production) for all of the products results in a basket price for the CMOs of $ 335 , 189 per metric tonne . Pricing assumptions used for the study are based on a bifurcated pricing system where western price premiums are assumed in lieu of Asian Metal pricing which is heavily influenced by a long - standing Chinese policy of trying to disincentive western REE projects . Ramaco pricing assumptions are supported by the following : • Recent third - party independent marketing studies available in the public domain • Ramaco’s meetings with potential off - takers on western premium pricing projections at the time of production of the Brook Mine • Ramaco’s meetings with off - takers who provided pricing on recent actual western trades An example of the bifurcated pricing market is the significant western premiums that Ramaco has observed on various indices for gallium, terbium and dysprosium . Terbium, as an example, is trading close to $ 4 million per tonne on western indices as of mid - September 2025 , compared to Chinese price indices of over $ 1 million per tonne . Perhaps the example of the biggest % of Revenue % Of Production Price ($/Metric Tonne) 8% 20% 130,000 NdPr 18% 8% 770,000 Gallium 59% 5% 3,750,000 Scandium 5% 2% 850,000 Dysprosium 6% 1% 2,435,250 Germanium 4% 0% 3,000,000 Terbium 99% 37% 904,711 Total 1% 63% 4,806 Other REEs 100% 100% 335,189 Total

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. bifurcated Chinese vs Western pricing is gadolinium, where western indices are roughly 5 . 5 x those in China . Currently, there is no large scale reliable western supply of scandium in the world with most scandium oxide coming from China . Ramaco indicates its belief that if there were a reliable western index for scandium, it would trade at similar premiums vs Chinese pricing as discussed above . Independent third - party projections show scandium oxide demand growing to > 450 tons a year by 2030 . Ramaco estimates that Al - Sc adoption in the aerospace industry could require over 100 tons per year of scandium from the airline industry alone alone . In the past, scandium prices have reached $ 10 million per ton . Detailed market studies are not available yet, nor are any material supply contracts . September 17, 2025 Page 84

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. ENVIRONMENTAL STUDIES, PERMITTING, AND LOCAL INDIVIDUALS OR GROUPS AGREEMENTS Ramaco was issued Permit No . 841 - T 1 on July 7 , 2020 by the Land Quality Division of the Wyoming Department of Environmental Quality for surface mining in Sheridan County, Wyoming . Permit No . 841 - T 1 consists of 4 , 541 acres . Ramaco was issued Wyoming Pollutant Discharge Elimination System Permit No . WYR 001608 on June 1 , 2023 , for stormwater discharge . Additionally, the Air Quality Division of the Wyoming Department of Environmental Quality issued Air Quality Permit P 0025939 on July 20 , 2020 , by for the planned Brook Mine, as described in Wyoming Permit No . 841 - T 1 . The planned Brook Mine has an MSHA ID# of 4801799 . 1. Environmental Studies As part of the permitting process required by the WYDEP, numerous baseline studies or impact assessments were undertaken by Ramaco . These baseline studies or impact assessments included in the permit are summarized as follows, with pertinent text from the permit replicated below : • Groundwater Inventory and Baseline Quality • Surface Water Baseline Quality and Quantity • Surface Water Runoff Analysis • Probable Hydrologic Consequences Groundwater Inventory and Baseline Quality Ramaco conducted pre - mine surveys to inventory water use and to determine the extent and purpose of ground water usage in areas that could be affected within ½ mile of the mine permit boundary . Field teams made door - to - door visits to these potentially affected residents to gather information by way of completing questionnaire forms regarding water supply source(s), extent of reliance, purpose of reliance (domestic, agricultural, etc . ), depth of well(s), character of springs, and other relevant data as available . The teams measured water level depths in wells where possible and agreeable by owners and obtained surveyed locations accordingly . September 17, 2025 Page 85

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. The detailed results of the surveys are included in the site’s WYDEP permit application for the planned Brook Mine . Surface Water Baseline Quality, Quantity, and Runoff Analysis Baseline surface water monitoring for flow and quality parameters was conducted at strategic, WYDEP approved locations, as applicable, over a period of six months for the permit area . During mining and through the final release of the permit, the four monitoring stations selected for the site will be monitored in accordance with the approved surface water monitoring plans, as per the mine permit . Data collected during this period will be compared with the pre - mining baseline data to determine if and how the operation is affecting surface water systems . A surface water runoff analysis was performed in the watersheds associated with the mine permit area to evaluate the potential impact of proposed operations on flooding and streamflow alteration . Peak discharges were calculated for the “pre - mining”, “during - mining”, and post - mining” conditions and were compared . This analysis and results are included in the mine permit and show that there will be no increase in peak discharge during mining or post mining for the permit area . Original laboratory data sheets for surface and ground water baseline monitoring are included in the mine permit . Based on analyses of overburden samples reported in the mine permit, neither acid mine drainage nor dissolved metals will pose any significant problems at the site as almost all analyses show levels below WYDEQ thresholds . During mine operations, overburden samples will be taken and analyzed for each 40 - acre sampling unit . Should any strata be considered unsuitable based upon the permit criteria, overburden stripping and backfilling operations will be scheduled so that the identified unsuitable strata are ; 1 ) not placed in the uppermost four feet (rooting zone) of the final backfill thickness, 2 ) not within six feet of the spoil surface beneath ephemeral stream channels, and 3 ) not within 10 feet of the spoil surface beneath permanent impoundments or major channels and associated 100 - year floodplains . Probable Hydrologic Consequences Probable Hydrogeologic Consequences (PHCs) were evaluated for the permit area . The planned Brook Mine is expected to have an extremely small effect on surface water quality in the Tongue River and other major streams adjacent to the permit boundary of the Brook Mine . As such, no adverse effect on the designated water uses related to the major streams adjacent to the permit boundary is expected . September 17, 2025 Page 86

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. The overlying strata contains no significant aquifers other than, perhaps, the coal seams . The majority of private wells are completed in geologic structures below the coal seams proposed to be mined, and any impacts to domestic users are expected to be low . There is no anticipated impact to water rights downstream of the permit boundary . Baseline monitoring has not indicated any interactions between surface and ground water . Ongoing and expedient reclamation will ensure that the surface water hydrologic balance and flow characteristics are returned to resemble pre - mining conditions . Postmining monitoring will confirm the mitigation of impacts once mining and reclamation have concluded . In addition, surface water rights that are disturbed or affected by the mining operations of the planned Brook Mine will have an alternate water source of similar quantity and quality provided until such time that the original water right's functionality is restored . The PHC studies and results are included in the mine permit . United States Army Corps of Engineers The United States Army Corps of Engineers (USACE) determined that Slater Creek and adjacent wetlands are the only Waters of the United States within the planned Brook Mine as defined at 33 CFR Part 328 . 3 (a) . Therefore, these are the only areas that will require USACE notification prior to disturbance . Impacts to the delineated wetlands will fall within two categories ; 1 ) some wetlands will be physically removed or disturbed by mining activities, and 2 ) other wetlands potentially impacted by reducing or eliminating their contributing drainage areas for a temporary time period . Once mining is completed in these areas, the drainage areas will be restored and flow to the wetlands will resume . In such cases, mitigation will consist of flow restoration only with no specific wetland construction required . September 17, 2025 Page 87 17.2 Refuse Disposal and Water Management Refuse Disposal There will be no need for coal refuse disposal at the site since the coal will be sold as a direct shipped thermal coal product . However, there may be need for tailings ponds for CMO processing, with work on tailings pond designs in progress .

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. Water Monitoring and Management In order to determine the impact of existing and proposed operations on the hydrologic balance, surface water samples are collected at least bi - monthly from four surface water monitoring stations which were established in September, 2013 . No specific water treatment facilities other than sediment control are required or planned for the planned mine . Surface water management for the permitted mining area generally involves a combination of structures such as ; 1 ) sediment ditches, 2 ) temporary sedimentation ponds, 3 ) permanent and temporary diversion ditches, 4 ) corrugated metal pipe (CMP) placement for drainages that cross access roads or haul roads, and 5 ) drainage diversion ditches and collections for excess spoil disposal areas . Detailed designs for all drainage and sediment control structures are included in the planned Brook Mine’s permit . Discharges from these structures will be monitored in accordance with the approved plans . Sediment structures will be cleaned or enlarged if the total suspended solids exceed effluent limitations . All discharges will flow through sediment control structures . The pond discharges will be monitored in accordance with approved plans and treated to meet effluent limitations, if needed . Within twenty - four hours of a one - year frequency, twenty - four hour storm event or greater, a permit - wide inspection and report of the drainage systems will be completed and submitted to the WYDEP, as applicable . The inspection and subsequent report will note any damages or deficiencies in the drainage system so that repairs can be implemented immediately as well as if any sediment structure is at or near its clean out capacity ( 60 percent) . A rain gauge, located at the iCAM office is used to monitor precipitation events . This rain gauge is monitored daily and reported monthly to WYDEQ . Construction of the baseline groundwater monitoring network began in the third quarter of 2013 and was completed early in the fourth quarter 2013 . The groundwater monitoring network consists of nine Carney Seam wells, 10 Masters Seam wells, eight alluvium wells, one underburden well, and one well perforated in both the Masters and Carney coal seams . No monitoring wells were completed in the overburden or interburden as no water was found in these units during drilling operations . Samples are taken quarterly from these monitoring wells . Water samples are sent to a qualified laboratory and analyzed for the following parameters : flow, pH, total acidity, total alkalinity, total iron, total manganese, total sulfates, total September 17, 2025 Page 88

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. suspended solids, and total dissolved solids or specific conductance at 25 degrees C . The samples collected during and after mining will be compared with each other, and with the data collected during the baseline surface water study and used to determine the impact the mining operation has on the water in the receiving streams . A quality assurance and quality control program for the water samples will entail duplicate samples (approximately 10 percent), sample preservation blanks (approximately 10 percent) . All water monitoring programs are currently active . 3. Bonding and ARO A total bond amount of approximately $ 1 . 5 million, posted by Ramaco, is based on the mine closure reclamation liability cost estimate as of June 30 , 2025 . Bond estimates utilize the WYDEP bond matrix that determines the rate per acre based upon land activity . This rate per acre is simply applied to the permit site’s acreage to obtain the bond requirement . Ramaco’s bond amount for the Brook Mine is in accordance with Wyoming state requirements . The Asset Retirement Obligations (ARO) estimate is being developed and estimated to be completed in the late Third or Fourth Quarter of 2025 . 4. Local Stakeholders As indicated in Section 13 . 4 . 2 , Ramaco currently employs 10 personnel at the Brook Mine and is projected to have maximum employment of approximately 200 personnel at full production . The complex creates substantial economic value with its third - party service and supply providers, utilities and through payment of taxes and fees to local, state and federal governmental agencies . The Brook Mine is located in a rural and fairly isolated area of Wyoming . Reportedly, there have been no social or community impact issues relative to the Brook Mine . The local area supports Ramaco for the jobs that it provides for people in the surrounding communities . Although there is no specific policy in place to do so, Ramaco hires people locally when possible . September 17, 2025 Page 89

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 5. Mine Closure Plans Upon mine closure, areas will be reclaimed to a near Approximate Original Contour (AOC) in accordance with permit requirements . Regrading and backfilling activities are required to commence within 180 days after the mining operations are complete . The primary pre - mining land use for the Brook Mine is grazing land and the approved post - mining land use for the Brook Mine permit is grazing land . No land within the permit area has been known to be used for prime farmland . Upon completion of mining operations and regrading, topsoil will be redistributed over the disturbed areas . After topsoil has been replaced, soil analyses will be performed to validate quality of the topsoil . All regraded and topsoiled areas will be revegetated as soon as practical to establish quick vegetative cover to minimize erosion . Runoff from the regraded areas will be routed through properly constructed and maintained sediment structures that are designed to retain runoff long enough for the suspended solids to settle . Temporary erosion control vegetative cover will be established as contemporaneously as practical, with backfilling and grading, until a permanent vegetative cover can be established . 6. Environmental Compliance, Permitting, and Local Individuals or Groups Issues Permit No . 841 - T 1 has not yet been cited for any violations of its permit requirements . Based on WEIR’s review of Ramaco’s plans for environmental compliance, permit compliance and conditions, and dealings with local individuals and groups, Ramaco’s plans are adequate and reasonable in order to obtain necessary approvals relative to the execution of the Brook Mine . September 17, 2025 Page 90

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. CAPITAL AND OPERATING COSTS WEIR reviewed the estimated capital and operating costs for the planned Brook Mine as presented within the Fluor PEA . The PEA estimates the initial capital cost of $ 579 million, which includes the proposed processing facility, site infrastructure, and mining equipment . Operating costs at full production, as projected in Fluor’s PEA, are estimated at approximately $ 133 , 000 per metric tonne of CMO . 1. Capital Expenditures In its PEA, Fluor generated a capital cost estimate in accordance with the AACE Class 5 level requirements . The capital estimate supports the development of a 1 , 000 - tonne - per - year CMO mining operation at the planned Brook Mine . Fluor’s capital cost estimate includes certain estimates prepared by Ramaco, namely $ 30 million for mine capital and $ 16 million for a pilot plant and starter residue storage area . Total estimated initial capital expenditures for development of the Brook Mine are $ 579 million, with a summary of the capital expenditures by cost area provided in Table 18 . 1 - 1 as follows : Table 18.1 - 1 Initial Capital Cost Estimate Summary September 17, 2025 Page 91 Total Cost ($M) Cost Area 52.4 Feed and Ore Sizing 54.8 Pretreatment 50.2 Primary Leaching and Filtration 43.2 Secondary Leaching and Filtration 9.2 Separation and Precipitation 15.2 Re - solubilization and Precipitation 65.6 Gallium Processing 86.5 Infrastructure, Reagents and Utilities 50.0 Indirect Cost 30.0 Mine Development 16.0 Pilot Plant and Residue Handling 473.1 Subtotal 85.0 Contingency 21.0 Escalation 579.1 Total

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 18.2 Operating Costs The PEA estimated operating costs at full operation at $230,414 per metric tonne of CMO. Costs by category are summarized in Table 18.1 - 2 as follows: Table 18.1 - 2 Typical Annual Operating Costs US$000 $/tCMO $/t Feed 18 . 3 Cost Risk Estimation For purposes of the Initial Assessment relative to the planned Brook Mine, capital expenditures are estimated to an accuracy of - 30 to + 50 percent, with a contingency of 20 percent . Fluor provides the basis of estimate but does not specifically identify the error range of its operating costs, however, AACE Class 5 cost estimate assumes a range of estimates between - 50 to + 100 percent accuracy . 13.50 31,692 35,698 Mining Cost 69.80 163,812 184,516 Processing Cost 1.44 3,374 3,800 G&A 3.97 9,313 10,490 Residue Handling Production Taxes/Other Total Cost 25,033 22,224 9.47 259,537 230,414 98.18 September 17, 2025 Page 92

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. ECONOMIC ANALYSIS 2. Assumptions, Parameters, and Methods Ramaco and Fluor, jointly prepared a preliminary cash flow model in order to assess the prospects of economic extraction relative to the planned Brook Mine . WEIR relied on information within the PEA in order to prepare this Initial Assessment . The purpose of this Initial Assessment was to demonstrate that the Brook Mine has a reasonable prospect of economic mineability . This is achieved by assessing the proposed mining and processing operation's ability to generate positive unit cost margins, meaning the projected revenue per unit of product sold exceeds the total cost per unit of product sold . This assessment is based on the Inferred Resources as defined in Section 11 . 0 and the assumptions detailed in this section . This Initial Assessment, unlike the PEA, does not utilize a discounted cash flow (DCF) model or calculate a net present value (NPV), internal rate of return (IRR), or payback period . It is not a preliminary feasibility study (PFS) as defined within guidelines of S - K 1300 . The economic viability is demonstrated by the direct comparison of operating costs and revenues on a per - unit basis, providing an indication that the project, as currently envisioned, can generate a positive cash flow from operations . The following assumptions were used in the economic mineability analysis: • Commodity sales prices provided by Ramaco: » Coal Resources assume a run - of - mine thermal coal product realizing a sales price of $12.00 per short ton FOB mine. » CMO Resources assume typical CMO product realizing a basket sales price of $335,189 per metric tonne FOB Plant • Operating costs as detailed in the Fluor PEA and based on input from Ramaco: » Mining Costs (including coal mining): $13.50 per metric tonne of feed ore » Processing Costs: $69.80 per metric tonne of feed ore » General & Administrative: $1.44 per tonne of feed ore » Residue Handling: $3.97 per tonne of feed ore » Production taxes/other: $9.47 per tonne of feed ore September 17, 2025 Page 93

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 19.2 Economic Analysis The economic mineability is confirmed by the positive margin generated on each tonne of ore processed, as summarized in Table 19.2 - 1 as follows: Table 19.2 - 1 Economic Analysis US$000 $/tCMO $/t Feed 377,554 335,189 142.83 The analysis shows a positive unit margin of $ 133 , 219 per metric tonne of CMO . This demonstrates that for every tonne of ore mined and processed, the project is projected to generate revenue that exceeds its direct operating costs . This positive margin indicates that the project has a reasonable prospect of being economically viable and justifies the continuation of exploration to determine mineral tonnage and grade and technical studies to advance the project to a higher level of economic study confidence . 19.3 Cautionary Statement This analysis does not represent an economic feasibility study or a preliminary feasibility study . The results are based on inferred mineral resources, which are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves . The economic viability demonstrated by this unit cost margin analysis does not provide certainty of future economic performance . Future studies, including a Preliminary Feasibility Study, would be required to establish mineral reserves . REVENUE CMO Oxides Coal Total Revenue COST 32,040 28,445 12.12 409,594 363,634 154.95 US$000 $/tCMO $/t Feed 13.50 31,692 35,698 Mining Cost 69.80 163,812 184,516 Processing Cost 1.44 3,374 3,800 G&A 3.97 9,313 10,490 Residue Handling Production Taxes/Other Total Cost 25,033 22,224 9.47 259,537 230,414 98.18 150,057 133,219 56.77 EBITDA September 17, 2025 Page 94

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 20.0 ADJACENT PROPERTIES This TRS does not include any estimates of CMO tonnage associated with adjacent controlled or uncontrolled properties. September 17, 2025 Page 95 [The remainder of this page is intentionally left blank]

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 21.0 OTHER RELEVANT DATA AND INFORMATION Conducting a due diligence investigation relative to the mineral and surface rights of Ramaco’s proposed surface mining operations was not part of WEIR’s scope of work . This TRS is based on Ramaco controlling, by lease or by ownership, or having the ability to acquire the coal and CMO resources and surface lands necessary to support its mine plans . The ability of Ramaco, or any mining company, to achieve production and financial projections is dependent on numerous factors . These factors primarily include site - specific geological conditions, the capabilities of management and mine personnel, mineral sales prices and market conditions, environmental issues, securing permits and bonds, and developing and operating mines in a safe and efficient manner . Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company . Mining is carried out in an environment where not all events are predictable . While an effective management team can identify known risks and take measures to manage and/or mitigate these risks, there is still the possibility of unexpected and unpredictable events occurring . It is not possible therefore to totally remove all risks or state with certainty that an event that may have a material impact will not occur . September 17, 2025 Page 96

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. INTERPRETATIONS AND CONCLUSIONS 2. Summary of Interpretations and Conclusions Interpretations Since 2019, Ramaco has been exploring the potential of a REE deposit at its Brook Mine. Each successive exploration program since then has added continued definition of the deposit . As of June 30 , 2025 , there is sufficient data to estimate the planned Brook Mine coal and CMO resources . Conclusions The coal and CMO resource estimates and supporting Initial Assessment were prepared in accordance with United States Securities and Exchange Commission Regulation S - K 1300 requirements . WEIR foresees reasonable prospects for economic extraction of CMOs, as indicated in the Fluor PEA, and thermal coal at the Brook Mine . This opinion was established through the development of this Initial Assessment relative to the Brook Mine, considering projected CMO and thermal coal in - place and theoretically recoverable resource tons, sales prices, and projected mining and processing operating costs . 2. Significant Risks and Uncertainties Risk, as defined for this study, is a hazard, condition, or event related to geology and resources, mine operations and planning, environmental issues, health and safety, and general business issues that when taken individually, or in combination, have an adverse impact on Ramaco’s development of its planned Brook Mine . Risks can disrupt operations, adversely affect production and productivity, and result in increased operating cost and/or increased capital expenditures . In the context of this TRS, the likelihood of a risk is a subjective measure of the probability of the risk occurring, recognizing the magnitude of the risk defined as follows : Low Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, should not have any material adverse effect on the economic viability of the project . Moderate Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, could have a detrimental effect on the economic viability of the project . September 17, 2025 Page 97

Technical Report Summary
Brook Mine - Initial Assessment
Prepared for Ramaco Resources, Inc.
WEIR

High Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, could have a seriously adverse effect the economic viability of the project.

Based on a review of available information and discussions with Ramaco personnel, WEIR identified potential risks associated with the Brook Mine. The risks, WEIR's assessment of risk magnitude, and comments based on WEIR's experience with surface and underground mining operations are summarized in Table 22.2-1 as follows:

Table 22.2-1 Brook Mine Risk Assessment Summary

Area of Risk	Assessment	Comments
Geology	Low to Moderate	The structure of the seams within the Brook Mine all have a relatively gentle dip of approximately two degrees to the southwest. There are several unmapped significant faults in the area. There are no known structural anomalies such as sand channels that displace or reduce coal seam thickness.
Lateral Continuity	Moderate	Interpretations of lateral continuity of inferred resources are generally *assumed* or *implied*. Continued exploration and collection of ICP-MS assays will assist in defining lateral continuity in various lithologies in the deposit. Focus should be given to generally to areas where sampling is more sparce, and in the extremities of high-grade zones identified to better define boundary ore grade.
CMO Quality	Moderate	On-going extraction testing will confirm CMO recovery efficiency from feed ore as well as confirm process flow and associated operating costs.
CMO Quantity	High	Consistently meeting processing plant feed requirements may prove to be difficult. Work is on-going to better define ore zones through 3-D modeling.
Coal Quality	Low	Based on historical coal production and core hole quality data, coal quality appears to be a consistently good thermal coal product.
Mine Planning	Moderate	Mine planning optimization must be conducted to determine efficient and mineable pit designs which target feed ore of sufficient grade to meet process design requirements.
Geotechnical	High	Surface mining at significant depths will require improved geotechnical understanding from which safe mining setback angles can be determined and designed.
Land Acquisition	Low	All mineral control is maintained through current leases and deeds. No additional acquisitions are necessary for the LOM Plan.
Qualified Employees	Low to Moderate	Acquiring suitable personnel to operate the mine and processing facility may prove to be a challenge for Ramaco. The REE Property is close to Sheridan, Wyoming, and as of 2025, its population is approximately 20,000. There are also other smaller towns surrounding the Brook Mine Property. As such, the availability of experienced new hires may be limited. Some experienced personnel may be available from Gillette, Wyoming (110 miles east) which, over the last few years, has experienced mining personnel reductions. Ramaco may also need to bring in new hires from towns further distant from Sheridan. In any event, WEIR believes that Ramaco will be able to fully staff the REE Project.
Rail Lines	Low to Moderate	Ramaco has a permitted area on the Burlington Northern rail spur adjacent to the south boundary of the mining permit. There should be no issues loading unit trains for shipment to customers at the site.
Refuse Disposal	Moderate	Studies are on-going to determine requirements for CMO processing refuse disposal. No refuse disposal is required for coal since it will be sold as a direct shipped thermal product.
Spontaneous Combustion	Moderate	Seams at the Brook Mine have the potential for spontaneous combustion. However, this can be mitigated through coal stockpile management.
Market Conditions	High	Market conditions will likely be volatile for CMOs. No contracts have been established yet for either the CMOs or the thermal coal.

It is WEIR's opinion that there are significant risks associated with the Inferred Resources reported here for the Brook Mine, but that the majority of the risks can be quickly assessed through the continuation of exploration, mine plan, and technical studies Ramaco has planned.

September 17, 2025 Page 98

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. RECOMMENDATIONS Reflective of the preliminary nature of this geological study and the low confidence associated with Inferred Resources, recommendations for further analysis and study are detailed as follows : • Continued focus on seam and lithology correlation and structural definition • Continued effort to identify and map the effects of faulting throughout the deposit • Increased ICP - MS sampling at depths of the deposit below the Masters Seam where sampling is most sparce • Continued definition of the implied lateral continuity through additional sampling and drilling as well as geostatistical evaluation • Geotechnical evaluation of surface mining feasibility at significant depths • Evaluation of the use and economics of alternate mining methods at significant depths • Evaluate processing recovery and costs at potentially lower average grades of ore Ramaco has indicated it intends to continue CMO exploration throughout areas of the Brook Mine, beyond the existing permit area which serves as the boundary for this study . In continuing its exploration programs and project development, Ramaco should consider the following : • Continue to employ an experienced geologist to log core holes, measure core recovery, and complete sampling. • Maintain current practices on core drilling, chain of custody, sample collection, preparation, security, ICP - MS testing, and geological modeling. • Utilize the existing geological model to assist in targeting areas with low CMO concentration data coverage within a stratigraphic zone. • Geophysically log drill holes to verify strata and thickness. • Continue pilot plant testing of bulk samples to obtain more data on CMO extraction capabilities and efficiencies. • Conduct mine planning technical studies to assist in mine design feasibility evaluations. • Prepare mining pit optimizations to identify efficient mining pits targeting high grade feed ore and better define mining volumetrics and associated costs. September 17, 2025 Page 99

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 1. REFERENCES References used in preparation of this TRS are as follows: • A Geo - Data Science Method for Assessing Unconventional Rare - Earth Element Resources in Sedimentary Systems , National Resources Research, 2023 • Towards A Geo - Data Science Method for Assessing Rare - Earth Element and Critical Mineral Occurrences in Coal and Other Sedimentary Systems , National Energy Technology Laboratory, July 22 , 2021 • Seredin, V . V . , & Dai, S . (2012) . Coal deposits as potential alternative sources for lanthanides and yttrium . International Journal of Coal Geology, 94 , 67 – 93 . • John T . Boyd Company report, Potentially Strip Mineable Coal Reserves Contained on the Sheridan - Wyoming Coal Company Property , November 20 , 1979 , • Golder Associates, Ramaco Mineral Property, Sheridan, Wyoming Interim Report, March 9 , 2012 • Rose, K . , Update on the NETL’s analysis of Brook Mine cores under Umbrella CRADA: AGMT - 0787, PTS #2: AGMT - 0875 , October 1, 2020 • Finkelman, Robert B . "Trace and minor elements in coal . " Organic geochemistry : principles and applications . Boston, MA : Springer US, 1993 . 593 - 607 . • Ketris, M . áP, and Ya E . Yudovich . "Estimations of Clarkes for Carbonaceous biolithes : World averages for trace element contents in black shales and coals . " International journal of coal geology 78 . 2 (2009) : 135 - 148 . September 17, 2025 Page 100 Websites Referenced: • Securities and Exchange Commission - Modernization of Property Disclosures for Mining Registrants - Final Rule Adoption https://www.sec.gov/rules/final/2018/33 - 10570.pdf

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT In preparing this report, WEIR relied upon data, written reports and statements provided by the registrant . It is WEIR’s belief that the underlying assumptions and facts supporting information provided by the registrant are factual and accurate, and WEIR has no reason to believe that any material facts have been withheld or misstated . WEIR has taken all appropriate steps, in its professional opinion, to ensure the information provided by the registrant is reasonable and reliable for use in this report . The registrant’s technical and financial personnel provided information as summarized in Table 25 . 0 - 1 as follows : Table 25.0 - 1 Information Relied Upon from Registrant Category Information Report Section Legal Economic 3 16, 18, 19 Mineral control and surface rights The Fluor Preliminary Economic Assessment, as preared by Ramaco and Fluor, contained critical information realtive to CMO pricing and processing operating and capital costs Plant flowsheets and CMO process design and recoveries were detailed in the Fluor PEA Process Design 10, 14, 15 September 17, 2025 Page 101

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. APPENDIX A DRILL HOLE DATABASE September 17, 2025 Page 102

Technical Report Summary Brook Mine - Initial Assessment Prepared for Ramaco Resources, Inc. APPENDIX B GEOLOGICAL CROSS SECTIONS September 17, 2025 Page 103